Exhibit 99.1

Viasystems Group, Inc. and Subsidiaries

Consolidated Financial Statements

December 31, 2014

Viasystems Group, Inc. and Subsidiaries

December 31, 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Viasystems Group, Inc.

We have audited the accompanying consolidated balance sheets of Viasystems Group, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive (loss) income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Viasystems Group, Inc. and subsidiaries at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Viasystems Group, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2014, based on criteria established in the Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated March 12, 2015, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

St. Louis, Missouri

March 12, 2015

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)

	December 31,
ASSETS	2014	2013
Current assets:
Cash and cash equivalents	$71,964	$54,738
Accounts receivable, net	215,784	196,126
Inventories	138,195	122,182
Deferred taxes	10,010	9,361
Prepaid expenses and other	28,684	28,770

Total current assets	464,637	411,177
Property, plant and equipment, net	415,607	446,488
Goodwill	151,283	151,283
Intangible assets, net	90,158	96,183
Deferred financing costs, net	13,115	12,593
Other assets	705	693

Total assets	$1,135,505	$1,118,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,093	$11,387
Accounts payable	175,346	203,122
Accrued and other liabilities	93,861	85,009
Income taxes payable	5,896	3,211

Total current liabilities	276,196	302,729
Long-term debt, less current maturities	612,915	561,508
Other non-current liabilities	43,730	41,592

Total liabilities	932,841	905,829

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 100,000,000 shares authorized; 20,921,111 and 20,759,014 shares issued and outstanding	209	208
Paid-in capital	2,401,505	2,394,268
Accumulated deficit	(2,209,279)	(2,193,289)
Accumulated other comprehensive income	6,475	8,461

Total Viasystems stockholders’ equity	198,910	209,648
Noncontrolling interest	3,754	2,940

Total stockholders’ equity	202,664	212,588

Total liabilities and stockholders’ equity	$1,135,505	$1,118,417

See accompanying notes to consolidated financial statements.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE (LOSS) INCOME

(dollars in thousands, except per share amounts)

	Year Ended December 31,
	2014	2013	2012
Net sales	$1,204,102	$1,171,046	$1,159,906
Operating expenses (income):
Cost of goods sold, exclusive of items shown separately below	968,586	949,496	927,154
Guangzhou Fire business interruption insurance proceeds	(26,459)	—	—
Selling, general and administrative	111,893	100,505	109,460
Depreciation	87,904	88,060	80,019
Amortization	6,167	6,715	4,547
Restructuring and impairment	7,351	1,073	19,457

Operating income	48,660	25,197	19,269
Other expense (income):
Interest expense, net	47,334	44,797	42,156
Amortization of deferred financing costs	2,901	2,898	2,723
Loss on early extinguishment of debt	—	—	24,234
Other, net	(3,435)	(5,983)	(419)

Income (loss) before income taxes	1,860	(16,515)	(49,425)
Income taxes	17,036	11,095	12,793

Net loss	$(15,176)	$(27,610)	$(62,218)

Less:
Net income attributable to noncontrolling interest	$814	$610	$89

Net loss attributable to common stockholders	$(15,990)	$(28,220)	$(62,307)

Basic loss per share	$(0.79)	$(1.40)	$(3.12)

Diluted loss per share	$(0.79)	$(1.40)	$(3.12)

Basic weighted average shares outstanding	20,280,284	20,089,507	19,991,190

Diluted weighted average shares outstanding	20,280,284	20,089,507	19,991,190

Comprehensive (loss) income:
Net loss	$(15,176)	$(27,610)	$(62,218)
Change in fair value of derivatives, net of tax	(1,986)	(407)	813

Comprehensive loss	(17,162)	(28,017)	(61,405)
Less:
Comprehensive income attributable to noncontrolling interests	814	610	89

Comprehensive loss attributable to common stockholders	$(17,976)	$(28,627)	$(61,494)

See accompanying notes to consolidated financial statements.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(dollars in thousands)

	Common Stock Shares	Common Stock at Par	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Non- Controlling Interest	Total
Balance at December 31, 2011	20,390,009	$204	$2,383,910	$(2,102,762)	$8,055	$3,665	$293,072
Net (loss) income	—	—	—	(62,307)	—	89	(62,218)
Change in fair value of derivatives, net of taxes of $0	—	—	—	—	813	—	813
Issuance of restricted stock awards	240,825	2	(2)	—	—	—	—
Forfeiture of restricted stock awards	(6,579)	—	—	—	—	—	—
Distribution to noncontrolling interest holder	—	—	—	—	—	(267)	(267)
Purchase of remaining interest in Huizhou subsidiary	—	—	(8,949)	—	—	(1,157)	(10,106)
Stock compensation expense	—	—	10,563	—	—	—	10,563

Balance at December 31, 2012	20,624,255	206	2,385,522	(2,165,069)	8,868	2,330	231,857
Net (loss) income	—	—	—	(28,220)	—	610	(27,610)
Change in fair value of derivatives, net of taxes of $256	—	—	—	—	(407)	—	(407)
Issuance of restricted stock awards	203,089	2	(2)	—	—	—	—
Forfeiture of restricted stock awards	(11,509)	—	—	—	—	—	—
Shares withheld for payment of taxes upon vesting of restricted stock awards	(56,821)	—	(666)	—	—	—	(666)
Stock compensation expense	—	—	9,414	—	—	—	9,414

Balance at December 31, 2013	20,759,014	208	2,394,268	(2,193,289)	8,461	2,940	212,588
Net (loss) income	—	—	—	(15,990)	—	814	(15,176)
Change in fair value of derivatives, net of taxes of $0	—	—	—	—	(1,986)	—	(1,986)
Exercise of stock options	4,999	—	76	—	—	—	76
Issuance of restricted stock awards	213,900	1	(1)	—	—	—	—
Forfeiture of restricted stock awards	(11,366)	—	—	—	—	—	—
Shares withheld for payment of taxes upon vesting of restricted stock awards	(45,436)	—	(590)	—	—	—	(590)
Stock compensation expense	—	—	7,752	—	—	—	7,752

Balance at December 31, 2014	20,921,111	$209	$2,401,505	$(2,209,279)	$6,475	$3,754	$202,664

See accompanying notes to consolidated financial statements.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net loss	$(15,176)	$(27,610)	$(62,218)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	94,071	94,775	84,566
Non-cash stock compensation expense	7,752	9,414	10,563
Impairment of property, plant and equipment	6,152	—	747
Amortization of deferred financing costs	2,901	2,898	2,723
(Gain) loss on disposition of assets, net	(2,269)	(161)	551
Deferred income taxes	(1,841)	(652)	306
Amortization of original issue (premium) discount on long term debt	(492)	—	665
Non-cash impact of exchange rates	(380)	(95)	155
Loss on early extinguishment of debt	—	—	24,234
Change in restricted cash	—	—	6,830
Change in assets and liabilities:
Accounts receivable	(19,658)	(12,978)	51,090
Inventories	(16,013)	(11,153)	29,868
Prepaid expenses and other	(3,013)	2,204	4,633
Accounts payable	(27,776)	41,232	(58,444)
Accrued and other liabilities	11,435	(8,879)	(15,207)
Income taxes payable	2,685	876	(2,973)

Net cash provided by operating activities	38,378	89,871	78,089
Cash flows from investing activities:
Capital expenditures	(64,742)	(108,521)	(108,721)
Proceeds from disposals of property, plant and equipment	3,628	1,956	1,272
Property insurance proceeds from the Guangzhou Fire	1,988	—	—
Acquisition of DDi, net of cash acquired	—	—	(253,464)
Acquisition of remaining interest in Huizhou, China facility	—	—	(10,106)

Net cash used in investing activities	(59,126)	(106,565)	(371,019)
Cash flows from financing activities:
Proceeds from issuance of 2019 notes	53,500	—	—
Financing and other fees	(3,404)	(187)	(16,186)
Proceeds from borrowings under credit facilities	20,000	10,000	10,000
Repayments of borrowings under mortgages, capital leases and credit facilities	(31,608)	(11,636)	(10,787)
Proceeds from exercise of stock options	76	—	—
Withholding taxes related to stock awards net share settlements	(590)	(666)	—
Repayment of Senior Subordinated Convertible Notes due 2013	—	(895)	—
Proceeds from issuance of 7.875% Senior Secured Notes due 2019	—	—	550,000
Repayment of 12.0% Senior Secured Notes	—	—	(236,295)
Distributions to noncontrolling interest holder	—	—	(267)

Net cash provided by (used in) financing activities	37,974	(3,384)	296,465
Net change in cash and cash equivalents	17,226	(20,078)	3,535
Cash and cash equivalents, beginning of year	54,738	74,816	71,281

Cash and cash equivalents, end of year	$71,964	$54,738	$74,816

Supplemental cash flow information:
Interest paid	$48,854	$44,598	$46,294

Income taxes paid, net	$12,278	$9,051	$14,827

See accompanying notes to consolidated financial statements.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share data)

1. Summary of Significant Accounting Policies

Viasystems Group, Inc., a Delaware corporation (“Group”), was formed on August 28, 1996. Group is a holding company and its only significant asset is stock of its wholly owned subsidiary, Viasystems, Inc. On April 10, 1997, Group contributed to Viasystems, Inc. all of the capital of its then existing subsidiaries. Prior to the contribution of capital by Group, Viasystems, Inc. had no operations of its own. Group relies on distributions from Viasystems, Inc. for cash. Moreover, the Senior Secured 2010 Credit Facility (see Note 10) and the indentures governing Viasystems, Inc.’s 2019 Notes each contain restrictions on Viasystems, Inc.’s ability to pay dividends to Group. Group, together with Viasystems, Inc. and its subsidiaries, is herein referred to as “the Company.”

Nature of Business

The Company is a leading worldwide provider of complex multi-layer printed circuit boards (“PCBs”) and electro-mechanical solutions (“E-M Solutions”). The Company’s products are used in a wide range of applications including, for example, automotive engine controls, data networking equipment, telecommunications switching equipment, complex medical, technical and industrial instruments, and flight control systems.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Viasystems Group, Inc. and its wholly-owned and majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States (“U.S.”) requires management to make estimates and assumptions that affect i) the reported amounts of assets and liabilities, ii) the disclosure of contingent assets and liabilities at the date of the financial statements and iii) the reported amounts of revenues and expenses during the reporting period.

Estimates and assumptions are used in accounting for the following significant matters, among others:

•	allowances for doubtful accounts;

•	inventory valuation;

•	fair value of derivative instruments and related hedged items;

•	fair value of assets acquired and liabilities assumed in acquisitions;

•	useful lives of property, plant, equipment and intangible assets;

•	long-lived and intangible asset impairments;

•	restructuring charges;

•	warranty and product returns allowances;

•	deferred compensation agreements;

•	tax related items;

•	contingencies; and

•	fair value of awards granted under the Company’s stock-based compensation plans.

Actual results may differ from previously estimated amounts, and such differences may be material to our consolidated financial statements. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period in which the revision is made. The Company does not consider as material any revisions made to estimates or assumptions during the periods presented in the accompanying consolidated financial statements.

Cash and Cash Equivalents and Restricted Cash

The Company considers short-term highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Concentration of Credit Risk

Accounts receivable balances represent customer trade receivables generated from the Company’s operations. To reduce the potential for credit risk, the Company evaluates the collectability of customer balances based on a combination of factors but does not generally require significant collateral. The Company regularly analyzes significant customer balances, and when it becomes evident a specific customer will be unable to meet its financial obligations to the Company for reasons including, but not limited to, bankruptcy filings or deterioration in the customer’s operating results or financial position, a specific allowance for doubtful accounts is recorded to reduce the related receivable to the amount that is believed reasonably collectible. The Company also records an allowance for doubtful accounts for all other customers based on a variety of factors, including the length of time the receivables are past due, historical experience and current economic conditions. If circumstances related to specific customers change, estimates of the recoverability of receivables could be further adjusted.

The provision for bad debts is included in selling, general and administrative expense. Account balances are charged off against the allowance when the Company believes it is probable the receivable will not be recovered.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) and average cost methods. Cost includes raw materials, labor and manufacturing overhead.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Repairs and maintenance that do not extend the useful life of an asset are charged to expense as incurred. The useful lives of leasehold improvements are the lesser of the remaining lease term or the useful life of the improvement. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in the operations for the period. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets as follows:

Buildings	20-50 years
Leasehold improvements	3-15 years
Machinery, equipment, systems and other	3-10 years

Impairment of Long-Lived Assets

The Company reviews intangible assets with a finite life and other long-lived assets for impairment if facts and circumstances exist that indicate the asset’s useful life is shorter than previously estimated or the carrying amount may not be recoverable from future operations based on undiscounted expected future cash flows. Impairment losses are recognized in operating results for the amount by which the carrying value of the asset exceeds its fair value. In addition, the remaining useful life of an impaired asset group would be reassessed and revised, if necessary.

Goodwill

Goodwill is recorded when the consideration paid for an acquisition exceeds the fair value of identifiable net tangible and intangible assets acquired. Goodwill and other indefinite-lived intangible assets are not amortized but are reviewed for impairment annually or more frequently if a triggering event were to occur in an interim period.

Intangible Assets

Intangible assets consist primarily of identifiable intangibles acquired. Amortization of identifiable intangible assets acquired is computed using systematic methods over the estimated useful lives of the related assets as follows:

	Life	Method
Patents, trademarks and trade names	2-5 years	Straight-line
Customer lists	12-20 years	Straight-line
Manufacturer sales representative network	12-20 years	Straight-line
Developed technologies	15 years	Double-declining balance

Impairment testing of these assets would occur if and when an indicator of impairment is identified.

Deferred Financing Costs

Deferred financing costs, consisting of fees and other expenses associated with debt financing, are amortized over the term of the related debt using the straight-line method, which approximates the effective interest method.

Product Warranties

Provisions for estimated expenses related to product warranties are generally made at the time products are sold. These estimates are established using historical information on the nature, frequency and average cost of warranty claims.

Amounts accrued for warranty reserves are included in accrued and other liabilities (see Note 9). The following table summarizes changes in the reserve for the years ended December 31, 2014 and 2013:

	December 31,
	2014	2013
Balance, beginning of year	$8,539	$9,211
Provision	7,548	8,501
Claims and adjustments	(7,511)	(9,173)

Balance, end of year	$8,576	$8,539

Environmental Costs

Accruals for environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accrued liabilities do not include claims against third parties and are not discounted. Costs related to environmental remediation are charged to expense. Other environmental costs are also charged to expense unless they increase the value of the property and/or mitigate or prevent contamination from future operations, in which event they are capitalized.

Derivative Financial Instruments

From time to time, the Company enters into cash flow hedges in the form of foreign exchange forward contracts and cross-currency swaps to minimize the short-term impact of foreign currency fluctuations. However, there can be no assurance that these activities will eliminate or reduce foreign currency risk. To reduce the potential for credit risk associated with cash flow hedges, the Company monitors the credit ratings of the counter parties to its hedging transactions. The foreign exchange forward contracts and cross-currency swaps are designated as cash flow hedges and are accounted for at fair value. The effective portion of the change in each cash flow hedge’s gain or loss is reported as a component of other comprehensive (loss) income, net of taxes. The ineffective portion of the change in the cash flow hedge’s gain or loss is recorded in earnings at each measurement date. Gains and losses on derivative contracts are reclassified from accumulated other comprehensive (loss) income to current period earnings in the line item in which the hedged item is recorded in the same period the hedged foreign currency cash flow affects earnings (see Note 14).

Foreign Currency Translation and Remeasurement

All the Company’s foreign subsidiaries use the U.S. dollar as their functional currency. Net (loss) income includes gains and losses arising from transactions denominated in currencies other than the U.S. dollar, the impact of remeasuring local currency denominated assets and liabilities of foreign subsidiaries to the U.S. dollar and the realized gains and losses resulting from the Company’s foreign currency hedging activities.

Revenue Recognition

Revenue is recognized when all of the following criteria are satisfied: persuasive evidence of an arrangement exists; risk of loss and title transfer to the customer; the price is fixed and determinable; and collectability is reasonably assured. Sales and related costs of goods sold are included in income when goods are shipped to the customer in accordance with the delivery terms, except in the case of vendor managed inventory arrangements, whereby sales and the related costs of goods sold are included in income when possession of goods is taken by the customer. Generally, there are no formal customer acceptance requirements or further obligations related to manufacturing services. If such requirements or obligations exist, then revenue is recognized at the time when such requirements are completed and the obligations are fulfilled. Reserves for product returns are recorded based on historical trend rates at the time of sale.

Shipping Costs

Costs incurred by the Company to ship finished goods to its customers are included in cost of goods sold on the consolidated statements of operations and comprehensive (loss) income.

Income Taxes

The Company accounts for certain items of income and expense in different periods for financial reporting and income tax purposes. Provisions for deferred income taxes are made in recognition of such temporary differences, where applicable. A valuation allowance is established against deferred tax assets unless the Company believes it is more likely than not that the benefit will be realized.

The Company provides for uncertain tax positions and the related interest and penalties based upon its assessment of whether it is more likely than not that the tax position will be sustained on examination by the taxing authorities, given the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense.

Earnings or Loss Per Share

The Company computes basic (loss) earnings per share by dividing its net (loss) income attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. The computation of diluted (loss) earnings per share is based on the weighted average number of common shares outstanding during the period plus dilutive common equivalent shares (consisting primarily of employee stock options and unvested stock awards). The potentially dilutive impact of the Company’s share-based compensation awards is determined using the treasury stock method.

The components used in the computation of our basic and diluted (loss) earnings per share attributable to common stockholders were as follows:

	Year Ended December 31,
	2014	2013	2012
Net loss attributable to common stockholders	$(15,990)	$(28,220)	$(62,307)

Basic weighted average shares outstanding	20,280,284	20,089,507	19,991,190
Dilutive effect of stock options	—	—	—
Dilutive effect of restrictive stock awards	—	—	—
Dilutive effect of performance share units	—	—	—

Dilutive weighted average shares outstanding	20,280,284	20,089,507	19,991,190

Basic loss per share	$(0.79)	$(1.40)	$(3.12)

Diluted loss per share	$(0.79)	$(1.40)	$(3.12)

For the year ended December 31, 2014, the calculation of diluted weighted average shares outstanding excludes i) the effect of options to purchase 1,770,720 shares of common stock, ii) unvested restricted stock awards of 623,302 because their inclusion would be antidilutive, and iii) the effect of performance share units representing a maximum of 1,384,555 shares of common stock because the related performance measures were not attainable during the period. For the year ended December 31, 2013, the calculation of diluted weighted average shares outstanding excludes i) the effect of options to purchase 1,869,124 shares of common stock, ii) unvested restricted stock awards of 576,042 because their inclusion would be antidilutive, and iii) the effect of performance share units representing a maximum of 971,518 shares of common stock because the related performance measures were not attainable during the period. For the year ended December 31, 2012, the calculation of diluted weighted average shares outstanding excludes i) the effect of options to purchase 2,029,010 shares of common stock, ii) unvested restricted stock awards of 629,435, iii) long-term debt convertible into 6,593 shares of common stock because their inclusion would be antidilutive and iv) the effect of performance share units representing a maximum of 278,686 shares of common stock because the related performance measures were not attainable during the period.

Employee Stock-Based Compensation

The Company maintains two stock option plans, the “2010 Equity Incentive Plan” and the “2003 Stock Option Plan,” and recognizes compensation expense for share-based awards, including stock options and restricted stock awards, ratably over the awards’ vesting periods based on the grant date fair values of the awards (see Note 15).

Noncontrolling Interest

The Company owns a majority interest in its subsidiary that operates a manufacturing facility in Huiyang, China, and a noncontrolling interest holder (the “Noncontrolling Interest Holder”) owns 5% of this subsidiary. During the first five months of 2012, the Company also owned a majority interest in its subsidiary that operated a manufacturing facility in Huizhou, China (the “Huizhou Facility”), and the Noncontrolling Interest Holder owned 15% of that subsidiary. In connection with the closure of the Huizhou Facility in 2012, the Company purchased the 15% noncontrolling interest which increased the Company’s ownership to 100%. Noncontrolling interest is reported as a component of equity, and net income attributable to the noncontrolling interest is reported as a reduction from net income to arrive at net income attributable to the Company’s common stockholders.

Research and Development

Research, development and engineering expenditures for the creation and application of new products and processes were approximately $4,579, $4,304 and $3,615 for the years ended December 31, 2014, 2013 and 2012, respectively. Research and development is included in the selling, general and administrative line item on the consolidated statements of operations and comprehensive (loss) income.

Reclassifications

The accompanying consolidated financial statements for prior years contain certain reclassifications to conform to the presentation used in the current period.

Recently Adopted Accounting Pronouncements

As of January 1, 2014, the Company adopted a new accounting standard which provides guidance for the financial statement presentation of unrecognized tax benefits when a net operating loss carryforward exists. The new standard provides that a liability related to an unrecognized tax benefit be presented as a reduction of a deferred tax asset for a net operating loss carryforward if the settlement of such liability is required or expected in the event the uncertain tax position is disallowed. This standard did not have a material impact on the Company’s consolidated financial statements upon adoption.

Recently Issued Accounting Pronouncements

Revenue Recognition. In June 2014, the Financial Accounting Standards Board issued a new accounting standard that changes the criteria companies must use for the recognition of revenue and will affect the Company’s measurement, recognition and disclosures concerning revenue once the new standard is adopted. The Company will adopt the new standard as of January 1, 2017. As of the date of this Report, the Company is still evaluating the potential impact this standard will have on its consolidated financial statements upon adoption.

Going Concern. In August 2014, the FASB issued disclosure guidance that requires management to evaluate, at each annual and interim reporting period, whether substantial doubt exists about an entity’s ability to continue as a going concern and, if applicable, to provide related disclosures. As outlined by that guidance, substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that an entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued (or are available to be issued). The new guidance will be effective for annual reporting periods ending after December 15, 2016 and interim periods thereafter, with early adoption permitted.

Discontinued Operations. In April 2014, the FASB issued accounting guidance that raised the threshold for disposals to qualify as discontinued operations to disposals which represent a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. Such a strategic shift may include the disposal of (1) a major geographical area of operations, (2) a major line of business, (3) a major equity method investment or (4) other major parts of an entity. Provided that the major strategic shift criterion is met, the new guidance does allow entities to have significant continuing involvement and continuing cash flows with the discontinued operation, unlike current U.S. GAAP. The new standard also requires additional disclosures for discontinued operations and new disclosures for individually material disposal transactions that do not meet the definition of a discontinued operation. The new guidance will apply prospectively to disposals that occur in interim and annual periods beginning on or after December 31, 2014.

2. Merger Agreement with TTM Technologies, Inc.

On September 21, 2014, the Company, TTM Technologies, Inc., a Delaware corporation (“TTM”), and Vector Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of TTM (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will, subject to the satisfaction or waiver of the conditions therein, merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of TTM (the “Merger”). The Merger Agreement was adopted by the Company’s stockholders on December 16, 2014. Selling, general and administrative costs for the year ended December 31, 2014, include $6,060 of professional fees and other expenses related to the Merger.

Pursuant to the terms of the Merger Agreement and subject to the conditions therein, at the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock issued and outstanding immediately prior to the Effective Time (other than shares (1) held in treasury of the Company, (2) owned by TTM or Merger Sub or (3) owned by stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be converted into the right to receive a combination of (a) 0.706 of validly issued, fully paid and nonassessable shares of TTM’s common stock (the “Stock Consideration”) and (b) $11.33 per share in cash (together with the Stock Consideration, the “Merger Consideration”). No fractional shares of TTM’s common stock will be issued in the Merger and the Company’s stockholders will receive cash in lieu of any fractional shares.

Pursuant to the terms of the Merger Agreement and subject to the conditions therein, at the Effective Time, the Company’s outstanding stock options will be cancelled and converted into the right to receive a combination of cash and stock with a combined value equal to the excess value, if any, of the Merger Consideration that would be delivered in respect of the number of shares of the Company’s common stock underlying such option over the exercise price for such option. The Company’s outstanding restricted stock awards will be converted into the Merger Consideration. The Company’s outstanding performance share units will vest based on the greater of 100% of the target payout and the payout that would have resulted based on the Company’s performance criteria, with each such vested performance share unit being exchanged for the Merger Consideration.

The completion of the Merger is subject to various closing conditions, including, among other things, i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), ii) the absence of any legal restraints or prohibitions on the consummation of the Merger and iii) receipt of approval of the Merger by the Committee on Foreign Investment in the United States (“CFIUS”). The obligation of each party to consummate the Merger is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions), the other party having performed in all material respects its obligations under the Merger Agreement and the other party not having suffered a material adverse effect.

The Merger Agreement contains customary representations, warranties and covenants made by each of the Company and TTM, including, among other things, covenants and agreements to conduct their respective businesses in the ordinary course in all material respects during the period between the execution of the Merger Agreement and completion of the Merger and not to engage in certain kinds of transactions during this period.

The Merger Agreement contains certain termination rights for each of the Company and TTM, including the right of each party to terminate the Merger Agreement if the Merger has not been consummated by June 21, 2015, subject to a three-month extension to September 21, 2015 at the election of either party if, on such date (such date as the same may be extended, the “Outside Date”), the Merger has not yet received antitrust approval, CFIUS approval or certain specified legal restraints are in place but all other closing conditions have been satisfied.

The Merger Agreement also provides that the Company will be entitled to receive from TTM a termination fee of $40.0 million in the event that the Merger Agreement is terminated due to a failure to obtain regulatory approval.

The Company cannot give any assurance that the Merger and the other related transactions will be completed or that, if completed, they will be exactly on the terms as set forth in the Merger Agreement and the other related transaction agreements.

3. The DDi Acquisition

On May 31, 2012, the Company acquired DDi Corp. (“DDi”) in an all cash purchase transaction pursuant to which DDi became a wholly owned subsidiary of the Company (the “DDi Acquisition”).

Pro Forma Information (unaudited)

The following unaudited pro forma information presents the combined results of operations of Viasystems and DDi for the year ended December 31, 2012, as if the DDi Acquisition had been completed on January 1, 2012, with adjustments to give effect to pro forma events that are directly attributable to the DDi Acquisition. The unaudited pro forma results do not reflect any operating efficiencies or potential cost savings which may result from the consolidation of the operations of the companies. Accordingly, these unaudited pro forma results are presented for illustrative purposes and are not intended to represent or be indicative of the actual results of operations of the combined company that would have been achieved had the acquisition occurred at the beginning of the period presented, nor are they intended to represent or be indicative of future results of operations.

The following table summarizes the unaudited pro forma results of operations:

Year Ended December 31, 2012
Net sales	$1,272,908

Net (loss) income	$(22,909)

The pro forma net income was adjusted to give effect to pro forma events which are directly attributable to the DDi Acquisition. Adjustments to the pro forma net income for the year ended December 31, 2012 included: i) the exclusion of $17,789 of acquisition-related costs, ii) the inclusion of $454 of net expense related to fair value adjustments to acquisition-date net assets acquired and iii) the exclusion of $21,288 of net expense related to merger financing transactions, including debt extinguishment costs, interest expense and amortization of deferred financing costs.

4. Accounts Receivable and Concentration of Credit Risk

The allowance for doubtful accounts is included in accounts receivable, net in the accompanying consolidated balance sheets.

The activity in the allowance for doubtful accounts is summarized as follows:

	2014	2013	2012
Balance, beginning of year	$3,647	$2,680	$2,770
Provision	902	1,660	2,066
Write-offs, credits and adjustments	(1,971)	(693)	(2,156)

Balance, end of year	$2,578	$3,647	$2,680

For the years ended December 31, 2014, 2013 and 2012, sales to the Company’s ten largest customers accounted for approximately 40.6%, 40.6% and 49.0% of the Company’s net sales, respectively. During the years ended December 31, 2014, 2013 and 2012, one customer, Robert Bosch GmbH, individually accounted for more than 10% of our net sales, with sales representing 13.6%, 12.6% and 13.9% of our net sales in those years, respectively. Sales to Robert Bosch GmbH occurred in the Printed Circuit Boards segment.

5. Inventories

The composition of inventories at December 31, is as follows:

	2014	2013
Raw materials	$44,582	$42,538
Work in process	41,517	35,504
Finished goods	52,096	44,140

Total	$138,195	$122,182

6. Property, Plant and Equipment

The composition of property, plant and equipment at December 31, is as follows:

	2014	2013
Land and buildings	$162,230	$157,245
Machinery, equipment and systems	632,527	638,348
Leasehold improvements	98,721	91,662
Construction in progress	9,496	26,874

	902,974	914,129
Less: Accumulated depreciation	(487,367)	(467,641)

Total	$415,607	$446,488

7. Goodwill and Other Intangible Assets

As of December 31, 2014, the Company had recorded goodwill of $151,283 from prior acquisitions which related entirely to its Printed Circuit Boards segment. The Company conducts an assessment of the carrying value of goodwill annually, as of the first day of its fourth fiscal quarter, or more frequently if circumstances arise which would indicate the fair value of a reporting unit with goodwill is below its carrying amount. No adjustments were recorded to goodwill as a result of these assessments.

The components of intangible assets subject to amortization were as follows:

	December 31, 2014			December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Developed technologies	$20,371	$(20,371)	$—	$20,371	$(19,830)	$541
Customer list	88,015	(12,503)	75,512	88,015	(7,967)	80,048
Manufacturer sales representative network	17,115	(2,682)	14,433	17,115	(1,769)	15,346
Patents, trademarks and trade name	2,757	(2,544)	213	2,615	(2,367)	248

Total	$128,258	$(38,100)	$90,158	$128,116	$(31,933)	$96,183

The expected future annual amortization expense of definite-lived intangible assets for the next five fiscal years is as follows:

Year Ended December 31,
2015	$5,511
2016	5,504
2017	5,499
2018	5,488
2019	5,466
Thereafter	62,690

Total	$90,158

8. Restructuring and Impairment

As of December 31, 2014, the reserve for restructuring charges included $220 and $1,610 related to i) the closure of its Huizhou Facility and ii) plant shutdowns and downsizings which occurred in 2001 through 2005 as a result of the economic downturn that began in 2000 (the “2001 Restructuring”), respectively.

The following tables summarize changes in the reserve for the years ended December 31, 2014, 2013 and 2012:

	Reserve 12/31/13	Year Ended December 31, 2014					Reserve 12/31/14
		Charges	Reversals	Net Charges	Cash Payments	Adjustments
Restructuring activities:
Personnel and severance	$1,587	$642	$(131)	$511	$(1,781)	$—	$317
Lease and other contractual commitments	1,240	688	—	688	(462)	47 (a)	1,513
Asset impairments	—	6,152	—	6,152	—	(6,152)	—

	$2,827	$7,482	$(131)	$7,351	$(2,243)	$(6,105)	$1,830

		Year Ended December 31, 2013
	Reserve 12/31/12	Charges	Reversals	Net Charges	Cash Payments	Adjustments	Reserve 12/31/13
Restructuring activities:
Personnel and severance	$3,758	$276	$(436)	$(160)	$(2,011)	$—	$1,587
Lease and other contractual commitments	1,610	1,250	(17)	1,233	(1,650)	47 (a)	1,240

	$5,368	$1,526	$(453)	$1,073	$(3,661)	$47	$2,827

		Year Ended December 31, 2012
	Reserve 12/31/11	Charges	Reversals	Net Charges	Cash Payments	Adjustments	Reserve 12/31/12
Restructuring activities:
Personnel and severance	$190	$16,151	$—	$16,151	$(12,583)	$—	$3,758
Lease and other contractual commitments	952	1,622	—	1,622	(1,050)	86 (a)	1,610
Asset impairments	—	1,684	—	1,684	—	(1,684)	—

	$1,142	$19,457	$—	$19,457	$(13,633)	$(1,598)	$5,368

(a)	Represents accretion of interest on discounted restructuring liabilities.

The restructuring and impairment charges were determined based on formal plans approved by the Company’s management using the best information available at the time. The amounts the Company ultimately incurs may change as the balance of the plans are executed. Expected cash payout of the accrued expenses is as follows:

Year Ended December 31,
2015	$324
2016	109
2017	114
2018	116
2019	121
Thereafter	1,920

Total	$2,704
Less: Amounts representing interest	(874)

Restructuring liability	$1,830

2014 Restructuring and Impairment Charges

During the year ended December 31, 2014, the Company incurred net restructuring charges of $7,351, including $6,794 in its Assembly segment, $210 in its Printed Circuit Boards segment and $347 in its “Other” segment (see Note 16). The Company incurred $642 of severance expense and $6,152 of asset impairment charges in its Assembly segment as a result of a reduction in workforce at its Juarez, Mexico facility and a related impairment analysis of the property, plant and equipment at that facility. The Company incurred $341 of restructuring charges in its Printed Circuit Boards segment related to lease and moving costs for the relocation of its Anaheim, California facility, net of a reversal of $131 of accrued severance charges related to cost savings activities announced in 2012. Through December 31, 2014, the Company incurred $1,109 of restructuring charges related to the relocation of the Anaheim facility, and the Company does not expect it will incur significant additional related charges. Charges incurred in the “Other” segment related to an increase in estimated long-term obligations incurred in connection with the 2001 Restructuring.

Juarez Restructuring

During the third quarter of 2014, the Company rationalized the scope of operations and reduced the size of the workforce at its Juarez, Mexico metal fabrication and assembly facility by approximately 22%. In connection with the reduction of the workforce at the Juarez facility, the Company reviewed its property, plant and equipment at the facility for impairment and recorded a $6,152 impairment charge in its Assembly segment during the year ended December 31, 2014. The fair value of the property, plant and equipment was measured using a market approach utilizing Level 3 inputs (see Note 14). The Company does not expect it will incur significant additional related charges.

2013 Restructuring and Impairment Charges

During the year ended December 31, 2013, the Company recognized net restructuring charges of $1,073, including $818 in its Printed Circuit Boards segment, $183 in its Assembly segment and $72 in its “Other” segment (see Note 16). Charges incurred in the Printed Circuit Boards segment included i) $741 related to the relocation of the Company’s Anaheim, California facility, ii) $334 related to the closure of the Huizhou Facility, iii) $102 related to the 2012 fire at the Company’s Guangzhou, China PCB factory and iv) $77 related to staffing reductions at certain North America manufacturing facilities, partially offset by the reversal of $436 of accrued severance costs associated with the closure of the Huizhou Facility. Charges incurred in the Assembly segment related to staffing reductions during the fourth quarter of 2013, and charges incurred in the “Other” segment related to an increase in estimated long-term obligations incurred in connection with the 2001 Restructuring.

Anaheim Move

During the second half of 2013, the Company relocated a PCB manufacturing facility it was leasing in Anaheim, California to a facility it had purchased and renovated in the same city (the “Anaheim Move”). The charges related to the Anaheim Move during 2013 related to lease and moving costs.

Huizhou PCB Facility Closure

The Huizhou Facility ceased operations during the third quarter of 2012, and was decommissioned and returned to its landlord in January 2013. During the year ended December 31, 2013, the Company incurred $334 of moving costs related to relocating the operations of the Huizhou Facility to its other PCB facilities in China, and reversed $436 of accrued severance costs as a result of favorable resolutions of related contingencies.

2012 Restructuring and Impairment Charges

During the year ended December 31, 2012, the Company recognized $19,457 of restructuring and impairment charges, including $18,405 in its Printed Circuit Boards segment, $801 in its Assembly segment and $251 in “Other.” Restructuring and impairment charges incurred in the Printed Circuit Boards segment included i) $10,662 related to the closure of its Huizhou Facility, ii) $826 associated with integrating the newly acquired DDi business, iii) $5,923 related to general cost savings and iv) $994 of impairment charges and other costs related to fire damage at its Guangzhou, China PCB facility. Restructuring and impairment charges incurred in the Assembly segment related to general cost savings which primarily included the closure of the Company’s Qingdao facility. Restructuring charges incurred in “Other” related to a revaluation of certain employee benefit obligations related to the 2001 Restructuring.

Guangzhou Fire

On September 5, 2012, the Company experienced a fire on the campus of its PCB manufacturing facility in Guangzhou, China which resulted in the loss of inventory with a carrying value of $4,692 and property, plant and equipment with a net book value of $1,988. The Company maintains insurance coverage for property losses and business interruptions caused by fire which is subject to certain deductibles. During the year ended December 31, 2012, the Company recorded an impairment charge of $937 for the amount of the inventory loss subject to an insurance deductible. In 2013, the Company received partial reimbursements of $1,631 million from its insurance carrier related to its property damage claim. During 2014, the Company settled all outstanding claims related to Guangzhou Fire for an additional $31,346. The total claim settlement related to the Guangzhou Fire was $32,977 and included $6,518 related to the Company’s property damage claim and $26,459 related to the Company’s business interruption claim, which was recorded as a gain in operating income.

General Cost Savings Activities

During 2012, the Company initiated staffing reductions at certain of its manufacturing facilities in China in order to better align overhead costs and operating expenses with market demand for its products and recorded related restructuring charges of $5,923 and $142 in its Printed Circuit Boards and Assembly segments, respectively. The Company does not expect to incur significant additional costs related to the activities announced during 2012.

9. Accrued and Other Liabilities

The composition of accrued and other liabilities at December 31, is as follows:

	2014	2013
Accrued payroll and related costs	$49,371	$36,547
Accrued warranty	8,576	8,539
Accrued interest	7,914	7,302
Accrued other	28,000	32,621

Total	$93,861	$85,009

10. Long-Term Debt

The composition of long-term debt at December 31, is as follows:

	2014	2013
Senior Secured Notes due 2019	$603,008	$550,000
Senior Secured 2010 Credit Facility	—	—
North America Mortgage loans	10,435	12,259
Zhongshan 2010 Credit Facility	—	10,000
Capital leases	565	636

	614,008	572,895
Less: Current maturities	(1,093)	(11,387)

	$612,915	$561,508

As of December 31, 2014, the Company had no borrowings under the Company’s various credit facilities, the Company had issued letters of credit totaling $1,875, and approximately $107,244 of the credit facilities was unused and available.

The schedule of principal payments for long-term debt at December 31, 2014, is as follows:

Year Ended December 31,
2015	$1,093
2016	762
2017	794
2018	826
2019	604,060
Thereafter	3,465

Total	$611,000

Senior Secured Notes due 2019

On April 15, 2014, the Company’s subsidiary, Viasystems, Inc., completed an offering of $50,000 aggregate principal amount of 7.875% Senior Secured Notes due 2019 (the “New Notes”). The New Notes were issued at a premium of 7.000%, or $3,500, which is being amortized as a reduction of interest expense over the term of the New Notes. As of December 31, 2014, the unamortized premium was $3,008. The Company incurred $3,404 of financing fees related to the New Notes that have been capitalized and are being amortized over the term of the New Notes. The net proceeds of the New Notes are being used for general corporate purposes and to pay fees and expenses related to the offering of the New Notes.

Previously, the Company had issued $550,000 aggregate principal amount of 7.875% Senior Secured Notes due 2019 (the “Existing Notes” and, together with the New Notes, the “2019 Notes”) pursuant to an indenture dated as of April 30, 2012. The New Notes constitute an additional issuance of, and are fungible with, the Existing Notes and form a single class of debt securities with the Existing Notes for all purposes and have the same terms as the Existing Notes, except for the issue price and issue date. The Company incurred $16,186 of deferred financing fees related to the Existing Notes that have been capitalized and are being amortized over the life of the 2019 Notes. The net proceeds of the 2019 Notes were used to fund the redemption of the 2015 Notes and the DDi Acquisition.

Interest on the 2019 Notes is due semiannually on May 1 and November 1 of each year, beginning on November 1, 2012. At any time prior to May 1, 2015, the Company may use the cash proceeds from one or more equity offerings to redeem up to $192,500 of the aggregate principal amount of the 2019 Notes at a redemption price of 107.875% plus accrued and unpaid interest. In addition, at any time from March 1, 2013 to May 1, 2015, but not more than once in any twelve-month period, the Company may redeem up to $55,000 of the aggregate principal amount of the notes at a redemption price of 103% plus accrued and unpaid interest. Furthermore, at any time prior to May 1, 2015, the Company may redeem all or part of the notes, at a redemption price of 100% plus a “make-whole” premium equal to the greater of a) 1% of the principal amount or b) the excess of i) the present value at the redemption rate of 105.906% of the principal amount redeemed calculated using a discount rate equal to the treasury rate (as defined) plus 50 basis points, over ii) the principal amount of the notes. On or after May 1, 2015, the Company may redeem all or a portion of the notes during the twelve month periods ended April 30, 2016, 2017 and 2018 at redemption prices of 105.906%, 103.938% and 101.969%, respectively, plus accrued and unpaid interest. After May 1, 2018, the Company may redeem the 2019 Notes at the redemption price of 100% plus accrued and unpaid interest. In the event of a Change in Control (as defined), the Company is required to make an offer to purchase the 2019 Notes at a redemption price of 101%, plus accrued and unpaid interest.

The 2019 Notes are guaranteed, jointly and severally, by all of Viasystems, Inc.’s current and future material domestic subsidiaries (the “Subsidiary Guarantors”) and by Viasystems Group, Inc. through a parent guarantee. The 2019 Notes are collateralized by all of the equity interests of each of the Subsidiary Guarantors, and by liens on substantially all of Viasystems, Inc.’s and the Subsidiary Guarantors’ assets.

The indenture governing the 2019 Notes contains restrictive covenants which, among other things, limit the ability of Viasystems, Inc. and the Subsidiary Guarantors to: a) incur additional indebtedness or issue disqualified stock or preferred stock; b) create liens; c) pay dividends, make investments or make other restricted payments; d) sell assets; e) consolidate, merge, sell or otherwise dispose of all or substantially all of the assets of Viasystems, Inc. and its subsidiaries; and f) enter into certain transactions with affiliates.

Senior Secured 2010 Credit Facility

Effective as of December 31, 2013, the Company amended its senior secured revolving credit agreement (the “Senior Secured 2010 Credit Facility”) with Wells Fargo Capital Finance, LLC primarily for the purpose of extending the maturity date, increasing the maximum potential credit limit, and reducing the applicable margins for loans. The Senior Secured 2010 Credit Facility, as amended, provides a secured revolving credit facility in an aggregate principal amount of up to $75,000 which, upon mutual agreement, may be increased to a maximum of $100,000. The Facility matures on December 29, 2018. The annual interest rates applicable to loans under the Senior Secured 2010 Credit Facility are, at the Company’s option, either the Prime Rate or Eurodollar Rate (each as defined in the Senior Secured 2010 Credit Facility) plus, in each case, an applicable margin. The applicable margin is tied to the Company’s Monthly Average Excess Availability (as defined in the Senior Secured 2010 Credit Facility) and ranges from 0.25% to 0.75% for Prime Rate loans and 1.75% to 2.25% for Eurodollar Rate loans. In addition, the Company is required to pay an unused line fee and other fees as defined in the Senior Secured 2010 Credit Facility.

The Senior Secured 2010 Credit Facility is guaranteed by and secured by substantially all of the assets of the Company’s current and future material domestic subsidiaries, subject to certain exceptions as set forth in the Senior Secured 2010 Credit Facility. The Senior Secured 2010 Credit Facility contains negative covenants restricting and limiting the Company’s ability to, among other things:

•	incur debt, incur contingent obligations and issue certain types of preferred stock;

•	create liens;

•	pay dividends, distributions or make other specified restricted payments;

•	make certain investments and acquisitions;

•	enter into certain transactions with affiliates; and

•	merge or consolidate with any other entity or sell, assign, transfer, lease, convey or otherwise dispose of assets.

Under the Senior Secured 2010 Credit Facility, if the Excess Availability (as defined in the Senior Secured 2010 Credit Facility) is less than $9,375, the Company must maintain, on a monthly basis, a minimum fixed charge coverage ratio of 1.0 to 1.0.

The Company incurred $2,529 of deferred financing fees related to the Senior Secured 2010 Credit Facility, including the 2013 amendment, which have been capitalized and are being amortized over the life of the facility. As of December 31, 2014, the Senior Secured 2010 Credit Facility supported letters of credit totaling $1,875, and approximately $66,386 was unused and available based on eligible collateral.

Zhongshan 2010 Credit Facility

The Company’s unsecured revolving credit facility between its Kalex Multi-layer Circuit Board (Zhongshan) Limited (“KMLCB”) subsidiary and China Construction Bank, Zhongshan Branch (the “Zhongshan 2010 Credit Facility”), provides for borrowing denominated in Renminbi (“RMB”) and foreign currency including the U.S. dollar. Borrowings are guaranteed by KMLCB’s sole Hong Kong parent company, Kalex Circuit Board (China) Limited. This revolving credit facility is renewable annually upon mutual agreement. Loans under the credit facility bear interest at the rate of i) LIBOR plus a margin negotiated prior to each U.S. dollar denominated loan or ii) the interest rate quoted by the Peoples Bank of China for Chinese RMB denominated loans. The Zhongshan 2010 Credit Facility has certain restrictions and other covenants that are customary for similar credit arrangements; however, there are no financial covenants contained in this facility. As of December 31, 2014, the Zhongshan 2010 Credit Facility was undrawn, and approximately $40,858 of the facility was unused and available.

North America Mortgage Loans

Toronto Mortgages

The Company’s mortgage loans with Business Development Bank of Canada (“BDC”) consists of two loan agreements, one denominated in U.S. dollars and the second denominated in Canadian dollars, which are secured by the land, building and certain equipment at the Company’s manufacturing facility in Toronto, Canada. The loan agreements contain a covenant requiring maintenance of an available funds coverage ratio of 1.5 to 1.0. As of December 31, 2014, the balance of the U.S. dollar loan was $358. The loan bears interest at a variable rate equal to the applicable BDC floating base rate less 0.4% (3.25% as of December 31, 2014), requires monthly principal and interest payments of approximately $37, and will mature in October 2015. As of December 31, 2014, the U.S. dollar equivalent balance of the Canadian dollar loan was $3,139. The loan bears interest at a variable rate equal to the applicable BDC floating base rate less 0.75% (4.25% as of December 31, 2014), requires monthly principal and interest payments of approximately $35, and will mature in September 2028.

Anaheim Mortgage

The Company’s mortgage loan with Wells Fargo Bank is secured by the land and building at the Company’s manufacturing facility in Anaheim, California. The loan agreement contains a covenant requiring maintenance of a minimum fixed charge coverage ratio of 1.25 to 1.0. As of December 31, 2014, the balance of the loan was $4,858. The loan bears interest at a fixed rate of 4.326%, requires monthly principal and interest payments of approximately $43, and will mature in March 2019, when a balloon principal payment of $3,446 will be due.

Cleveland Mortgage

The Company’s mortgage loan with Zions Bank is secured by the land and building of the Company’s PCB manufacturing facility in the Cuyahoga Falls suburb of Cleveland, Ohio. As of December 31, 2014, the balance of the loan was $1,347. The loan bears interest at a variable rate equal to the Federal Home Loan Bank of Seattle prime rate plus 2% (3.25% as of December 31, 2014), requires monthly principal and interest payments of approximately $8, and will mature in November 2032.

Denver Mortgage

The Company’s mortgage loan with GE Real Estate is secured by the land and building at the Company’s manufacturing facility in Littleton, Colorado. As of December 31, 2014, the balance of the loan was $733. The loan bears interest at a fixed rate of 7.55%, requires monthly principal and interest payments of approximately $11, and will mature in July 2032.

North Jackson Mortgage

During 2014, the Company completed the repayment of the mortgage loan on its North Jackson, Ohio PCB facility.

11. Commitments

The Company leases certain buildings, transportation and other equipment under capital and operating leases. As of December 31, 2014 and 2013, there was equipment held under capital leases with a cost basis of $12,007 included in property, plant and equipment. The Company has recorded accumulated depreciation related to this equipment of $9,606 and $8,405 as of December 31, 2014 and 2013, respectively. Total rental expense under operating leases was $8,143, $10,320 and $7,571 for the years ended December 31, 2014, 2013 and 2012, respectively.

Future minimum lease payments under capital leases and operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 2014, are as follows:

Year Ended December 31,	Capital	Operating
2015	$131	$7,433
2016	131	5,720
2017	131	4,438
2018	131	2,260
2019	131	2,274
Thereafter	131	7,071

Total	786	$29,196

Less: Amounts representing interest	(221)

Capital lease obligations	$565

12. Contingencies

The Company is a party to contracts with third party consultants, independent contractors and other service providers in which the Company has agreed to indemnify such parties against certain liabilities in connection with their performance. Based on historical experience and the likelihood that such parties will ever make a claim against the Company, in the opinion of our management, the ultimate liabilities resulting from such indemnification obligations will not have a material adverse effect on its financial condition and results of operations and cash flows.

The Company is a party to contracts and agreements with other third parties in which the Company has agreed to indemnify such parties against certain liabilities in connection with claims by unrelated parties. At December 31, 2014 and 2013, other non-current liabilities include $1,500 and $1,927, respectively, of accruals for potential claims in connection with such indemnities.

The Company’s certificate of incorporation provides that none of the Directors and officers of the Company bear the risk of personal liability for monetary damages for breach of fiduciary duty as a Director or officer except in cases where the action involves a breach of the duty of loyalty, acts in bad faith or intentional misconduct, the unlawful paying of dividends or repurchasing of capital stock, or transactions from which the Director or officer derived improper personal benefits.

The Company is subject to various lawsuits and claims with respect to such matters as product liability, product development and other actions arising in the normal course of business. In the opinion of our management, the ultimate liabilities resulting from such lawsuits and claims have been adequately provided for and will not have a material adverse effect on the Company’s financial condition and results of operations and cash flows.

13. Income Taxes

The Company’s income tax provision for the years ended December 31, 2014, 2013 and 2012, consists of the following:

	2014	2013	2012
Current:
Federal	$—	$—	$—
State	(98)	(196)	(408)
Foreign	18,719	12,180	12,491

	18,621	11,984	12,083
Deferred:
Federal	—	—	3,407
State	—	—	292
Foreign	(1,585)	(889)	(2,989)

	(1,585)	(889)	710

Total	$17,036	$11,095	$12,793

A reconciliation between the income tax provision at the federal statutory income tax rate and at the effective tax rate, for the years ended December 31, 2014, 2013 and 2012, is summarized below:

	2014	2013	2012
U.S. Federal Statutory Rate	$651	$(5,780)	$(17,299)
State taxes, net of federal benefit	105	1	(106)
Permanent items	8,422	3,709	3,726
Foreign tax (under) U.S. Statutory rate	(6,190)	(4,574)	(1,993)
Current year valuation allowance for deferred tax assets	10,118	16,117	26,416
Uncertain tax positions	4,054	2,099	(87)
Foreign tax rate changes and withholdings	502	611	440
Other	(626)	(1,088)	1,696

	$17,036	$11,095	$12,793

The tax effects of significant temporary differences representing deferred tax assets and liabilities at December 31, 2014 and 2013, are as follows:

	2014	2013
Deferred tax assets:
Net operating loss carryforwards	$372,038	$378,143
Capital loss carryforwards	95,282	103,583
Federal and State credit carryforwards	23,295	25,633
Accrued liabilities not yet deductible	15,988	9,989
Equity compensation	13,247	11,824
Property, plant and equipment	7,775	—
Other	713	1,119

	528,338	530,291
Valuation allowance	(479,743)	(481,019)

	48,595	49,272

Deferred tax liabilities:
Property, plant and equipment	—	(1,530)
Inventory	(6,134)	(4,348)
Intangibles	(33,417)	(35,641)
Other	—	(515)

	(39,551)	(42,034)

Net deferred tax assets	$9,044	$7,238

The domestic and foreign income (loss) before income tax provision are as follows:

	Year Ended December 31,
	2014	2013	2012
Domestic	$(66,893)	$(69,938)	$(50,723)
Foreign	68,753	53,423	1,298

	$1,860	$(16,515)	$(49,425)

As of December 31, 2014, the Company had the following net operating loss (“NOL”) carryforwards: $755,065 in the U.S., $8,263 in China, $48,881 in Canada, $26,652 in Hong Kong and $419 in the Netherlands. The U.S. NOLs expire in 2019 through 2034, the Canada NOLs expire in 2029 through 2034, and the Netherlands NOLs expire in 2017. All other NOLs carry forward indefinitely. Canada has a capital loss of $354,209 that will carry forward indefinitely. For the year ended December 31, 2014, the Company recognized a benefit from the utilization of NOL carryforwards of $2,985, of which all was recognized in China, Hong Kong, Canada and the Netherlands.

As of December 31, 2014 and 2013, the Company has established a full valuation allowance in both the U.S. and Canada for the deferred tax assets for NOL carryforwards. During the years ended December 31, 2014 and 2013, the valuation allowance decreased by $1,276 and increased by $1,098, respectively.

In connection with the Company’s reorganization under Chapter 11 completed on January 31, 2003, Viasystems Group believes more than a 50% change in ownership occurred under Section 382 of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder. As a consequence, the utilization of the U.S. NOLs is limited to approximately $21,687 per year (except to the extent the Company recognizes certain gains built in at the time of the ownership change), with any unused portion carried over to succeeding years. Any NOLs not utilized in a year can be carried over to succeeding years.

Certain of the Company’s subsidiaries have tax rate reductions in China that, as of December 31, 2014, allow for an annually-reviewed 10% rate reduction. If not for such tax rate reductions, the Company would have had $59 ($0.00 per basic and diluted shares outstanding), $217 ($0.01 per basic and diluted share outstanding) and $594 ($0.03 per basic and diluted share outstanding) of additional income tax expense for the years ended December 31, 2014, 2013 and 2012, respectively, based on the applicable reduced tax rate of 15%.

As of December 31, 2014, the Company has not recognized deferred income taxes on $189,712 of undistributed earnings of its foreign subsidiaries as such earnings are considered to be permanently reinvested in the Company’s foreign operations. If the earnings were distributed in the form of dividends, the Company estimates it would be subject to foreign distribution taxes of approximately $10,120 as of December 31, 2014. The Company estimates the impact of any U.S. federal income tax would be offset by NOL carryforwards.

Uncertain Tax Positions

At December 31, 2014 and 2013, other non-current liabilities include $32,165 and $28,164 of long-term accrued taxes, respectively, related to the liability for unrecognized tax benefits. The Company classifies income tax-related interest and penalties as a component of income tax expense. At December 31, 2014 and 2013, the total unrecognized tax benefit in the consolidated balance sheet included a liability of $15,675 and $13,394, respectively, related to accrued interest and penalties on unrecognized tax benefits. The income tax provision included in the Company’s consolidated statements of operations for the years ended December 31, 2014, 2013 and 2012, included expense of $2,281, $2,607 and $1,638, respectively, related to interest and penalties on unrecognized tax benefits.

The liability for unrecognized tax benefits increased by $1,720 from December 31, 2013, to December 31, 2014, including the reversal of $391 of uncertain tax positions due to lapsing of the applicable statute of limitations, primarily due to provisions related to tax positions taken in the current period, and interest and penalties related to positions taken in prior periods. At December 31, 2014 and 2013, the liability for unrecognized tax benefits included $32,165 and $28,164, respectively, that, if recognized, would affect the effective tax rate. The Company is in discussions with various taxing authorities on several open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next year. The Company currently estimates approximately $4,000 of the liability for uncertain tax positions could be settled in the next twelve months.

As of December 31, 2014, the Company is subject to U.S. federal income tax examination for all tax years from 1998 forward, and to non-U.S. income tax examinations generally for the tax years 2002 through 2012. In addition, the Company is subject to state and local income tax examinations generally for the tax years 2002 through 2012.

A reconciliation of the Company’s total gross unrecognized tax benefits, exclusive of related interest and penalties, for the years ended December 31, 2014, 2013 and 2012, is summarized below:

	2014	2013	2012
Balance, beginning of year	$14,770	$14,865	$15,664
Tax positions related to current year:
Additions	2,111	321	181
Reductions	—	—	—
Tax positions related to prior years:
Additions	—	—	—
Reductions	—	—	—
Tax positions acquired from DDi	—	—	787
Settlements	—	(19)	(16)
Lapses in statutes of limitations	(391)	(397)	(1,751)

Balance, end of year	$16,490	$14,770	$14,865

14. Derivative Financial Instruments and Fair Value Measurements

Cash Flow Hedging Strategy

The Company uses foreign exchange forward contracts and cross-currency swaps that are designated and qualify as cash flow hedges to manage certain of its foreign exchange rate risks. The Company’s objective is to limit potential losses in earnings or cash flows from adverse foreign currency exchange rate movements. The Company’s foreign currency exposure arises from the transacting of business in a currency other than the U.S. dollar, primarily the Chinese Renminbi (“RMB”).

The Company enters into foreign exchange forward contracts and cross-currency swaps after considering future use of foreign currencies, desired foreign exchange rate sensitivities and the foreign exchange rate environment. Prior to entering into a hedge transaction, the Company formally documents the relationship between hedging instruments to be used and the hedged items, as well as the risk management objective for undertaking the hedge transactions. The Company generally does not hedge its exposure to the exchange rate variability of future cash flows beyond the end of its next ensuing fiscal year.

The Company recognizes all such derivative contracts as either assets or liabilities in the balance sheet and measures those instruments at fair value (see Note 1) through adjustments to other comprehensive income, current earnings, or both, as appropriate. Accumulated other comprehensive (loss) income as of December 31, 2014, included net deferred loss on derivatives of $1,053 (net of taxes $0) and as of December 31, 2013 and 2012, included net deferred gains on derivatives of $933 (net of taxes $256) and $1,340 (net of taxes of $0), respectively, related to cash flow hedges.

The Company records deferred gains and losses related to cash flow hedges based on the fair value of open derivative contracts on the reporting date, as determined using a market approach and Level 2 inputs. As of December 31, 2014, all of the Company’s derivative contracts were in the form of the RMB cross-currency swaps and as of December 31, 2013, all of the Company’s derivative contracts were in the form of the RMB foreign exchange forward contracts and cross currency swaps, which were designated and qualified as cash flow hedging instruments. Realized gains or losses from the settlement of foreign exchange forward contracts and cross-currency swaps are recognized in earnings in the same period the hedged foreign currency cash flow affects earnings. For the years ended December 31, 2014, 2013 and 2012, a loss of $1,856 and gains of $5,784 and $2,347, respectively, were recorded in cost of goods sold related to foreign currency cash flow hedges.

The following table summarizes the Company’s outstanding derivative contracts:

	December 31, 2014	December 31, 2013
Notional amount in thousands of Chinese RMB	1,800,000	479,096
Weighted average remaining maturity in months	6.1	6.4
Weighted average exchange rate per one U.S. Dollar	6.28	6.18

Fair Value of Measurements

The Company measures the fair value of assets and liabilities using a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows: Level 1—observable inputs such as quoted prices in active markets; Level 2—inputs, other than quoted market prices in active markets, which are observable, either directly or indirectly; and Level 3—valuations derived from valuation techniques in which one or more significant inputs are unobservable. In addition, the Company may use various valuation techniques, including the market approach, using comparable market prices; the income approach, using present value of future income or cash flow; and the cost approach, using the replacement cost of assets.

Financial Instruments Measured on a Recurring Basis

The following table sets forth, as of December 31, 2014, 2013 and 2012, the hierarchy of the Company’s financial asset (liability) positions for which fair value is measured on a recurring basis:

	December 31, 2014
	Level 1	Level 2	Level 3	Balance Sheet Classification
Available-for-sale investments in Savings Restoration Plan	$1,429	$—	$—	Prepaid expense and other
Cash flow hedges—deferred loss contracts	—	(1,053)	—	Accrued and other liabilities

	$1,429	$(1,053)	$—

	December 31, 2013
	Level 1	Level 2	Level 3	Balance Sheet Classification
Available-for-sale investments in Savings Restoration Plan	$1,077	$—	$—	Prepaid expense and other
Cash flow hedges—deferred gains contracts	—	1,189	—	Prepaid expense and other

	$1,077	$1,189	$—

	December 31, 2012
	Level 1	Level 2	Level 3	Balance Sheet Classification
Available-for-sale investments in Savings Restoration Plan	$411	$—	$—	Prepaid expense and other
Cash flow hedges—deferred gains contracts	—	1,340	—	Prepaid expense and other

	$411	$1,340	$—

Available-for-sale investments in the Savings Restoration Plan (see Note 18) consist of investments in money market accounts and mutual funds invested in a rabbi trust, and are valued based on quoted prices in active markets (Level 1). The liability to participants in the Savings Restoration Plan is equal to the fair value of the plan’s investments, with any difference attributable to the timing of deposits into the trust.

The Company records deferred gains and losses related to cash flow hedges based on the fair value of active derivative contracts on the reporting date, as determined using a market approach. As quoted prices in active markets are not available for identical contracts, Level 2 inputs are used to determine fair value. These inputs include quotes for similar but not identical derivative contracts, market interest rates that are corroborated with publicly available market information and third party credit ratings for the counter parties to our derivative contracts. When applicable, all such contracts covered by master netting agreements are reported net, with gross positive fair values netted with gross negative fair values by counterparty.

The Company did not have any transfers between levels during the years ended December 31, 2014, 2013 or 2012.

Other Financial Instruments

In addition to cash flow hedges, the Company’s financial instruments consist of cash equivalents, accounts receivable, long-term debt and other long-term obligations. For cash equivalents, accounts receivable and other long-term obligations, the carrying amounts approximate fair market value. The estimated fair values of the Company’s debt instruments as of December 31, 2014 and 2013, are as follows:

	December 31, 2014
	Fair Value	Carrying Amount	Balance Sheet Classification
Senior Secured Notes due 2019	$634,878	$603,800	Long-term debt, less current maturities
Senior Secured 2010 Credit Facility	—	—
North America Mortgage Loans	10,288	10,435	Long-term debt, including current maturities
Zhongshan 2010 Credit Facility	—	—	Current maturities of long-term debt

	December 31, 2013
	Fair Value	Carrying Amount	Balance Sheet Classification
Senior Secured Notes due 2019	$595,034	$550,000	Long-term debt, less current maturities
Senior Secured 2010 Credit Facility	—	—
North America Mortgage Loans	11,710	12,259	Long-term debt, including current maturities
Zhongshan 2010 Credit Facility	10,000	10,000	Current maturities of long-term debt

The Company determined the fair value of the Senior Secured Notes due 2019 using Level 1 inputs—quoted market prices for the notes. The Company determined the fair value of the North America Mortgage Loans, and Zhongshan 2010 Credit Facility using Level 2 inputs, and estimated the fair value based on discounted future cash flows using a discount rate that approximates the current effective borrowing rate for comparable loans.

15. Equity Incentive Plans

2010 Equity Incentive Plan

The Company’s 2010 Equity incentive Plan, (the “2010 Plan”) was adopted in April 2010, and provides for grants of stock options, restricted stock awards, performance share units and other stock-based awards to the Company’s employees and directors. Subject to additions and adjustments, 4,600,000 shares are authorized for granting under the 2010 Plan. At December 31, 2014, 440,276 shares were available for future grants.

The 2010 Plan provides the compensation committee of the Company’s board of directors the discretion to grant awards in any form and with any terms permitted by the 2010 Plan. All stock option grants awarded since the inception of the 2010 Plan expire 7 years after the grant date, with one-third of the options vesting on the first anniversary of the grant date, and one-twelfth of the options vesting on each of the next eight ensuing calendar quarter-ends. Subject to certain accelerated vesting provisions of the 2010 Plan, restricted stock awards granted since the inception of the 2010 Plan vest on the third anniversary of the grant date. Performance share units vest only if the performance objectives of the awards are met as measured over the performance period established for each grant. Based upon the extent to which performance objectives are achieved, shares issued upon the vesting of share units may range from zero to 200% of the original grant.

2003 Stock Option Plan

In January 2013, the Company’s 2003 Stock Option Plan (the “2003 Plan”) expired such that no new awards may be granted under that plan. The 2003 Plan allowed for the granting of options to purchase shares of the Company’s common stock. Options granted expire 10 years after the grant date. At December 31, 2014, 40,775 options were issued and outstanding under this plan.

Stock Compensation Expense

Stock compensation expense recognized in the consolidated statements of operations was as follows:

	December 31,
	2014	2013	2012
Cost of goods sold	$658	$684	$640
Selling, general and administrative	7,094	8,730	9,923

	$7,752	$9,414	$10,563

As of December 31, 2014, unrecognized compensation expense related to grants of stock options, restricted stock awards and performance share units totaled $8,423 and will be recognized over a period of approximately two years.

Stock Option Activity

The following table summarizes the stock option activity under both the 2003 Plan and the 2010 Plan for the year ended December 31:

	2014		2013		2012
	Options	Exercise Price(1)	Options	Exercise Price(1)	Options	Exercise Price(1)
Beginning balance	1,869,124	$24.73	2,029,010	$31.84	1,676,812	$36.00
Granted	—	—	22,500	13.47	406,962	17.70
Exercised	(4,999)	15.30	—	—	—	—
Forfeited	(93,405)	50.86	(182,386)	102.43	(54,764)	54.16

Ending balance	1,770,720	$23.40	1,869,124	$24.73	2,029,010	$31.84

Exercisable at year end	1,752,079	$23.49	1,697,339	$25.50	1,377,982	$37.97

(1)	weighted average

As of December 31, 2014, the intrinsic value of outstanding stock options was $193.

No stock options were granted during the year ended December 31, 2014. The fair value of each option grant during the years ended December 31, 2013 and 2012 was estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

	2013	2012
Expected life of options	4.3 years	4.3 years
Risk free interest rate	0.75% to 0.88%	0.63% to 0.85%
Expected volatility of stock	54.66% to 54.94%	62.12% to 67.05%
Expected dividend yield	None	None
Weighted average fair value	$5.95	$8.86

The Company’s common stock was listed and began trading on the NASDAQ on February 17, 2010. For stock options granted during the year ended December 31, 2013, the Company estimated the expected volatility of the underlying shares using its historical stock performance. For stock options granted in 2012, as there was insufficient historical data about the Company’s common stock performance, the Company estimated the expected volatility of the underlying shares based on the blended historical stock volatility of peer companies. The Company estimated the expected life of new option grants in both 2013 and 2012 using the simplified method.

As of December 31, 2014, outstanding stock options under the 2003 Plan had an exercise price of $150.99; and outstanding stock options under the 2010 Plan had exercise prices ranging from $12.66 to $24.00. The following table summarizes information regarding outstanding stock options under these plans as of December 31, 2014:

	Outstanding			Exercisable
Exercise Price	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$ 12.66 to $15.30	126,581	3.69 years	$14.76	108,651	3.49 years	$14.82
$ 18.42 to $21.04	762,270	3.47 years	19.66	762,270	3.47 years	19.66
$ 21.88 to $24.00	841,094	2.34 years	21.89	840,383	2.34 years	21.89
$ 150.99	40,775	1.86 years	150.99	40,775	1.86 years	150.99

	1,770,720	2.91 years	$23.40	1,752,079	2.89 years	$23.49

Restricted Stock Award Activity

The following table summarizes restricted stock award activity for the years ended December 31:

	2014		2013		2012
	Shares	Weighted Average Grant Date Per Share Fair Value	Shares	Weighted Average Grant Date Per Share Fair Value	Shares	Weighted Average Grant Date Per Share Fair Value
Nonvested, beginning of year	576,042	$17.47	629,435	$18.40	405,595	$18.05
Granted	213,900	12.31	203,089	13.50	240,825	19.02
Vested	(155,274)	20.13	(244,973)	16.61	(10,406)	18.13
Forfeited	(11,366)	14.27	(11,509)	16.96	(6,579)	19.85

Nonvested, end of year	623,302	$15.09	576,042	$17.47	629,435	$18.40

Restricted stock awards outstanding as of December 31, 2014, had an aggregate intrinsic value of $10,147. As of the vesting date, the total fair value of restricted stock awards which vested during 2014 was $2,017.

Performance Share Units

For performance share units with market conditions, such as those that include performance conditions related to attaining a specific stock price, the grant date fair value of awards are estimated using the Monte Carlo simulation method and expensed ratably over the requisite service period. For performance share units without market conditions, the grant date fair value of awards is based on the share price of the Company’s common stock on the date of grant and expensed ratably over the requisite service period based on the probability of achieving the performance objectives, with changes in expectations recognized as an adjustment to earnings in the period of the change. For performance share units granted in 2014 and 2013, the performance objectives were based on the achievement of targeted future stock prices of the Company’s common stock over a period of three years. For performance share units granted in 2012, the performance objectives were based on the achievement of targeted levels of Adjusted EBITDA and return on invested capital (both as defined in the grant agreements) over a period of three to five years.

The following table summarizes performance share unit activity for the years ended December 31:

	2014		2013		2012
	Shares	Weighted Average Grant Date Per Share Fair Value	Shares	Weighted Average Grant Date Per Share Fair Value	Shares	Weighted Average Grant Date Per Share Fair Value
Nonvested, beginning of year	558,113	$16.26	139,343	$15.35	—	$—
Granted	241,138	14.88	427,736	16.57	139,343	15.35
Vested	—	—	—	—	—	—
Forfeited	—	—	(8,966)	17.04	—	—

Nonvested, end of year	799,251	$15.84	558,113	$16.26	139,343	$15.35

In February 2015, with respect to performance share units granted in 2012, the Company issued 37,697 shares which had been earned.

16. Business Segment Information

Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker or decision making group in deciding how to allocate resources and in assessing performance. During the year ended December 31, 2014, the Company operated its business in two segments: i) Printed Circuit Boards and ii) Assembly.

The Printed Circuit Boards segment consists of the Company’s printed circuit board manufacturing facilities located in the United States, Canada and China. These facilities manufacture double-sided and multi-layer printed circuit boards and backpanels. The Assembly segment consists of assembly operations including backpanel assembly, printed circuit board assembly, cable assembly, custom enclosures, and full system assembly and testing. The assembly operations are conducted in manufacturing facilities in China and Mexico. Intersegment sales are eliminated in consolidation. The accounting policies of segments are the same as those described in Note 1.

Assets and liabilities of the Company’s corporate headquarters, along with those of its closed printed circuit boards and assembly operations, are reported in “Other.” Operating expenses of our corporate headquarters are allocated to the Printed Circuit Boards and Assembly segments based on a number of factors, including sales.

Total assets by segment are as follows:

	December 31,
	2014	2013
Total assets:
Printed Circuit Boards	$984,949	$975,570
Assembly	95,478	99,857
Other	55,078	42,990

Total assets	$1,135,505	$1,118,417

Net sales and operating income (loss) by segment, together with reconciliation to (loss) income before income taxes, are as follows:

	Year ended December 31,
	2014	2013	2012
Net sales to external customers:
Printed Circuit Boards	$1,037,768	$996,528	$959,793
Assembly	166,334	174,518	200,113

Total	$1,204,102	$1,171,046	$1,159,906

Intersegment sales:
Printed Circuit Boards	$11,237	$11,581	$7,379
Assembly	—	—	—

Total	$11,237	$11,581	$7,379

Operating income (loss):
Printed Circuit Boards	$66,533	$25,255	$27,357
Assembly	(11,466)	565	1,639
Other	(6,407)	(623)	(9,727)

Total	48,660	25,197	19,269

Interest expense, net	47,334	44,797	42,156
Amortization of deferred financing costs	2,901	2,898	2,723
Loss on early extinguishment of debt	—	—	24,234
Other, net	(3,435)	(5,983)	(419)

(Loss) income before income taxes	$1,860	$(16,515)	$(49,425)

Capital expenditures and depreciation expense by segment are as follows:

	Year ended December 31,
	2014	2013	2012
Capital expenditures:
Printed Circuit Boards	$60,510	$100,881	$102,058
Assembly	3,930	6,653	5,952
Other	302	987	711

Total capital expenditures	$64,742	$108,521	$108,721

Depreciation expense:
Printed Circuit Boards	$83,368	$83,554	$75,506
Assembly	4,536	4,506	4,513

Total depreciation expense	$87,904	$88,060	$80,019

Net sales by country of destination are as follows:

	Year Ended December 31,
	2014	2013	2012
United States	$497,895	$526,744	$465,798
People’s Republic of China, including Hong Kong	253,745	234,072	244,290
Canada	51,138	43,874	40,070
Malaysia	51,070	43,651	44,474
Germany	46,933	46,237	55,305
Hungary	43,703	42,374	43,141
France	25,453	22,316	27,733
Mexico	24,555	14,026	8,248
Singapore	20,563	19,915	16,366
India	19,858	21,662	28,905
Sweden	17,104	13,969	7,877
Brazil	16,008	13,508	14,632
Israel	14,979	12,326	15,651
United Kingdom	11,395	12,052	19,542
Netherlands	10,516	27,169	27,084
Thailand	10,351	12,959	12,873
Other	88,836	64,192	87,917

Total	$1,204,102	$1,171,046	$1,159,906

Net sales by country of manufacture are as follows:

	Year Ended December 31,
	2014	2013	2012
People’s Republic of China	$803,433	$758,425	$829,593
United States	276,128	282,036	246,959
Canada	78,032	75,106	41,881
Mexico	46,509	55,479	41,473

	$1,204,102	$1,171,046	$1,159,906

Property, plant and equipment, net by country are as follows:

	December 31,
	2014	2013
People’s Republic of China, including Hong Kong	$290,258	$302,563
United States	95,302	104,647
Canada	28,858	30,448
Mexico	1,189	8,830

	$415,607	$446,488

17. Accumulated Other Comprehensive Income

Changes in accumulated other comprehensive (loss) income, by component, for the years ended December 31, 2014, 2013, and 2012, were as follows:

	Cash Flow Hedges (see Note 14)	Foreign Currency Translation	Total
Accumulated other comprehensive income at December 31, 2011	$527	$7,528	$8,055

Other comprehensive income, net of tax and before reclassifications	3,160	—	3,160
Amounts reclassified from accumulated other comprehensive income, net of tax	(2,347)	—	(2,347)

Other comprehensive income, net of tax	813	—	813

Accumulated other comprehensive income at December 31, 2012	1,340	7,528	8,868

Other comprehensive income, net of tax and before reclassifications	5,377	—	5,377
Amounts reclassified from accumulated other comprehensive income, net of tax	(5,784)	—	(5,784)

Other comprehensive loss, net of tax	(407)	—	(407)

Accumulated other comprehensive income at December 31, 2013	933	7,528	8,461

Other comprehensive loss, net of tax and before reclassifications	(3,842)	—	(3,842)
Amounts reclassified from accumulated other comprehensive income, net of tax	1,856	—	1,856

Other comprehensive loss, net of tax	(1,986)	—	(1,986)

Accumulated other comprehensive (loss) income at December 31, 2014	$(1,053)	$7,528	$6,475

Other comprehensive (loss) income for the years ended December 31, 2014, 2013 and 2012, was net of tax of $0, $256 and $0, respectively.

18. Retirement Plans

The Company has a defined contribution retirement savings plan (the “Retirement Plan”) covering substantially all domestic employees who meet certain eligibility requirements as to age and length of service. The Retirement Plan incorporates the salary deferral provision of Section 401(k) of the Internal Revenue Code and employees may defer up to 30% of their compensation or the annual maximum limit prescribed by the Internal Revenue Code. The Company matches a percentage of the employees’ deferrals (the “Matching Contribution”) and may contribute an additional 1% of employees’ salaries to the Retirement Plan regardless of employee deferrals. The Company may also elect to contribute an additional profit-sharing contribution at the end of each year. At the beginning of 2013, the employees of the U.S. based manufacturing facilities acquired from DDi became eligible to receive Matching Contributions under the Retirement Plan. The Company’s contributions to the Retirement Plan were $2,371, $1,871 and $1,310 for the years ended December 31, 2014, 2013 and 2012, respectively.

The Company has a savings restoration plan (the “Savings Restoration Plan”) to provide additional benefits to certain domestic employees who are not eligible to receive the full Matching Contribution due to limitations imposed by the Internal Revenue Code. The Savings Restoration Plan also allows for the voluntary deferral of certain compensation by eligible employees. The Company’s expense related to the Savings Restoration Plan were $153, $114 and $120 for the years ended December 31, 2014, 2013 and 2012 respectively.

19. Related Party Transactions

Noncontrolling Interest Holder

The Company purchases consulting and other services from the Noncontrolling Interest Holder related to its Huiyang, China PCB manufacturing facility. During the years ended December 31, 2014, 2013 and 2012, the Company paid the Noncontrolling Interest Holder $115, $107 and $108, respectively, related to these services and as of December 31, 2014, $36 was payable to the Noncontrolling Interest Holder.

Prior to the 2012 closure of the Huizhou Facility, the Company made rental payments and purchased consulting and other services from the Noncontrolling Interest Holder related to the Huizhou Facility. During the year ended December 31, 2012, the Company paid the Noncontrolling Interest Holder $721 related to these rental payments service fees.

Compensation of Directors

For each of the years ended December 31, 2014, 2013 and 2012, the Company paid director fees based on the following rates: the Chairman of the Board receives an annual fee of $120; directors (other than the Chairman) who are not executive officers receive an annual fee of $60; members of the Audit Committee, Compensation Committee and Nominating and Governance Committee receives an additional annual fee of $15, $13 and $10, respectively; and the chairman of the Audit Committee, Compensation Committee and Nominating and Governance Committee receive an additional fee of $15, $13 and $10, respectively. In addition, Directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board and its committees.

In 2014, the Company awarded each director who was not an executive officer 12,690 shares of restricted stock as of the date of the Company’s annual shareholders meeting. In 2013, the Company awarded each director who was not an executive officer 11,848 shares of restricted stock as of the date of the Company’s annual shareholders meeting. In 2012, the Company awarded each director who was not an executive officer 6,852 shares of restricted stock as of the Company’s annual shareholders meeting and granted two directors who joined the board subsequently 7,333 shares of restricted stock each.

20. Summary of Interim Financial Information (unaudited)

Quarterly financial data for the years ended December 31, 2014 and 2013 is presented below:

	Quarter
	1st	2nd	3rd	4th	Year
2014:
Net sales	$295,912	$300,929	$299,252	$308,009	1,204,102
Cost of goods sold	239,803	242,245	239,883	246,655	968,586
Guangzhou Fire business interruption insurance proceeds	—	—	—	(26,459)	(26,459)
Selling, general and administrative	26,849	25,442	30,051	29,551	111,893
Depreciation and amortization	23,492	23,524	23,590	23,465	94,071
Restructuring and impairment	273	68	6,794	216	7,351

Operating income (loss)	5,495	9,650	(1,066)	34,581	48,660

Net (loss) income	$(9,357)	$(3,620)	$(16,359)	$14,160	$(15,176)
Noncontrolling interest	$190	$239	$205	$180	$814

Net (loss) income attributable to common stockholders	(9,547)	(3,859)	(16,564)	13,980	(15,990)

Basic (loss) earnings per share	$(0.47)	$(0.19)	$(0.82)	$0.69	$(0.79)

Diluted (loss) earnings per share	$(0.47)	$(0.19)	$(0.82)	$0.67	$(0.79)

Basic weighted average shares outstanding	20,268,717	20,289,645	20,290,384	20,297,657	20,280,284

Diluted weighted average shares outstanding	20,268,717	20,289,645	20,290,384	20,820,186	20,280,284

2013:
Net sales	$272,940	$285,553	$309,172	$303,381	$1,171,046
Cost of goods sold	219,058	232,448	253,737	244,253	949,496
Selling, general and administrative	27,693	25,001	25,192	22,619	100,505
Depreciation and amortization	23,636	23,556	23,537	24,046	94,775
Restructuring and impairment	—	—	347	726	1,073

Operating income	2,553	4,548	6,359	11,737	25,197

Net (loss) income	$(13,282)	$(10,268)	$(9,032)	$4,972	$(27,610)

Noncontrolling interest	$173	$101	$121	$215	$610

Net (loss) income attributable to common stockholders	$(13,455)	$(10,369)	$(9,153)	$4,757	$(28,220)

Basic earnings per share	$(0.67)	$(0.52)	$(0.45)	$0.24	$(1.40)

Diluted earnings per share	$(0.67)	$(0.52)	$(0.45)	$0.23	$(1.40)

Basic weighted average shares outstanding	19,994,820	20,010,029	20,171,083	20,179,174	20,089,507

Diluted weighted average shares outstanding	19,994,820	20,010,029	20,171,083	20,464,264	20,089,507

Viasystems Group, Inc. and Subsidiaries

Consolidated Financial Statements (Unaudited)

March 31, 2015

Viasystems Group, Inc. and Subsidiaries

March 31, 2015

Condensed Consolidated Balance Sheets as of March 31, 2015 (Unaudited) and December 31, 2014	1

Unaudited Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income for the three months ended March 31, 2015 and 2014	2

Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2015 and 2014	3

Notes to Unaudited Condensed Consolidated Financial Statements	4

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$81,632	$71,964
Accounts receivable, net	219,865	215,784
Inventories	130,864	138,195
Prepaid expenses and other	31,671	38,694

Total current assets	464,032	464,637
Property, plant and equipment, net	409,559	415,607
Goodwill	151,283	151,283
Intangible assets, net	88,797	90,158
Deferred financing costs, net	12,356	13,115
Other assets	745	705

Total assets	$1,126,772	$1,135,505

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$1,134	$1,093
Accounts payable	174,304	175,346
Accrued and other liabilities	99,649	99,757

Total current liabilities	275,087	276,196
Long-term debt, less current maturities	612,348	612,915
Other non-current liabilities	43,835	43,730

Total liabilities	931,270	932,841

Stockholders’ equity:
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 20,903,142 and 20,921,111 shares issued and outstanding	209	209
Paid-in capital	2,402,145	2,401,505
Accumulated deficit	(2,217,765)	(2,209,279)
Accumulated other comprehensive income	6,986	6,475

Total Viasystems stockholders’ equity	191,575	198,910
Noncontrolling interest	3,927	3,754

Total stockholders’ equity	195,502	202,664

Total liabilities and stockholders’ equity	$1,126,772	$1,135,505

See accompanying notes to condensed consolidated financial statements.

1

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE (LOSS) INCOME

(dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net sales	$304,628	$295,912
Operating expenses:
Cost of goods sold, exclusive of items shown separately below	244,584	239,803
Selling, general and administrative	31,529	26,849
Depreciation	21,520	21,812
Amortization	1,379	1,680
Restructuring and impairment	—	273

Operating income	5,616	5,495
Other expense (income):
Interest expense, net	11,740	11,253
Amortization of deferred financing costs	759	655
Other, net	(1,527)	(1,233)

Loss before income taxes	(5,356)	(5,180)
Income taxes	2,957	4,177

Net loss	$(8,313)	$(9,357)

Less:
Net income attributable to noncontrolling interest	$173	$190

Net loss attributable to common stockholders	$(8,486)	$(9,547)

Basic loss per share	$(0.40)	$(0.47)

Diluted loss per share	$(0.40)	$(0.47)

Basic weighted average shares outstanding	21,001,444	20,268,717

Diluted weighted average shares outstanding	21,001,444	20,268,717

Comprehensive (loss) income:
Net loss	$(8,313)	$(9,357)
Change in derivatives, net of tax	511	(3,298)

Comprehensive loss	(7,802)	(12,655)

Less:
Comprehensive income attributable to noncontrolling interests	173	190

Comprehensive loss attributable to common stockholders	$(7,975)	$(12,845)

See accompanying notes to condensed consolidated financial statements.

2

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(8,313)	$(9,357)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	22,899	23,492
Non-cash stock compensation expense	1,540	1,729
Amortization of deferred financing costs	759	655
(Gain) loss on disposition of assets, net	92	(1,070)
Deferred income taxes	(431)	(2,527)
Non-cash impact of exchange rate changes	(309)	(186)
Amortization of original issue premium on long term debt	(173)	—

Change in assets and liabilities:
Accounts receivable	(4,081)	(10,379)
Inventories	7,331	(3,187)
Prepaid expenses and other	7,352	521
Accounts payable	(1,042)	(26,774)
Accrued and other liabilities	616	16,300

Net cash provided by (used in) operating activities	26,240	(10,783)

Cash flows from investing activities:
Capital expenditures	(15,713)	(14,999)
Proceeds from disposals of property, plant and equipment	147	1,041

Net cash used in investing activities	(15,566)	(13,958)

Cash flows from financing activities:
Proceeds from borrowings under credit facilities and term loans	163	20,000
Repayments of borrowings under mortgages and credit facilities	(269)	(10,328)
Proceeds from exercise of stock options	215	—
Withholding taxes related to stock awards net share settlements	(1,115)	(585)
Financing and other fees	—	(19)

Net cash (used in) provided by financing activities	(1,006)	9,068

Net change in cash and cash equivalents	9,668	(15,673)
Cash and cash equivalents, beginning of the period	71,964	54,738

Cash and cash equivalents, end of the period	$81,632	$39,065

Supplemental cash flow information:
Interest paid	$176	$386

Income taxes paid, net	$6,802	$4,226

See accompanying notes to condensed consolidated financial statements.

3

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

(Unaudited)

1. Basis of Presentation

Unaudited Interim Condensed Consolidated Financial Statements

The unaudited interim condensed consolidated financial statements of Viasystems Group, Inc. and its subsidiaries (“Viasystems” or the “Company”) reflect all adjustments consisting only of normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of financial position, results of operations and cash flows. The results for the three months ended March 31, 2015 are not necessarily indicative of the results that may be expected for a full fiscal year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

Nature of Business

Viasystems is a leading worldwide provider of complex multi-layer printed circuit boards (“PCBs”) and electro-mechanical solutions (“E-M Solutions”). The Company’s products are used in a wide range of applications including, for example, automotive engine controls and safety systems, data networking equipment, telecommunications switching equipment, complex medical, technical and industrial instruments, and flight control systems.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of Viasystems Group, Inc. and its wholly-owned and majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect i) the reported amounts of assets and liabilities, ii) the disclosure of contingent assets and liabilities at the date of the financial statements and iii) the reported amounts of revenues and expenses during the reporting period.

Estimates and assumptions are used in accounting for the following significant matters, among others:

•	allowances for doubtful accounts;

•	inventory valuation;

•	fair value of derivative instruments and related hedged items;

•	fair value of assets acquired and liabilities assumed in acquisitions;

•	useful lives of property, plant, equipment and intangible assets;

•	long-lived and intangible asset impairments;

•	restructuring charges;

•	warranty and product returns allowances;

•	deferred compensation agreements;

4

•	tax related items;

•	contingencies; and

•	fair value of awards granted under the Company’s stock-based compensation plans.

Actual results may differ from previously estimated amounts, and such differences may be material to the Company’s condensed consolidated financial statements. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the condensed consolidated financial statements in the period in which the revision is made. The Company does not consider as material any revisions made to estimates or assumptions during the periods presented in the accompanying condensed consolidated financial statements.

Cash and Cash Equivalents

The Company considers short-term highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Commitments and Contingencies

The Company is a party to contracts with third party consultants, independent contractors and other service providers in which the Company has agreed to indemnify such parties against certain liabilities in connection with their performance. Based on historical experience and the likelihood that such parties will assert a claim against the Company, in the opinion of the Company’s management, the ultimate liabilities resulting from such indemnification obligations will not have a material adverse effect on its business, financial condition, results of operations or cash flows.

The Company is a party to agreements with third parties in which the Company has agreed to indemnify such parties against certain liabilities in connection with claims by unrelated parties. At both March 31, 2015 and December 31, 2014, other non-current liabilities included $1,500 of accruals for potential claims in connection with such indemnities.

Viasystems’ certificate of incorporation provides that none of the directors and officers of the Company bear the risk of personal liability for monetary damages for breach of fiduciary duty as a director or officer, except in cases where the action involves a breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law, the unlawful payment of dividends or repurchasing of capital stock, or transactions from which the director or officer derived improper personal benefits.

The Company is subject to various lawsuits and claims with respect to such matters as product liability, product development and other actions arising in the normal course of business. In the opinion of the Company’s management, the ultimate liabilities resulting from such lawsuits and claims will not have a material adverse effect on its business, financial condition, results of operations or cash flows.

Earnings or Loss Per Share

The Company computes basic earnings per share by dividing its net income (loss) attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share is based on the weighted average number of common shares outstanding during the period plus, to the extent they are dilutive, common equivalent shares (consisting primarily of employee stock options, unvested restricted stock awards and unvested performance share units). The potentially dilutive impact of the Company’s share-based compensation awards is determined using the treasury stock method.

5

The components used in the computation of basic and diluted loss per share attributable to common stockholders were as follows:

	Three Months Ended March 31,
	2015	2014
Net loss attributable to common stockholders	$(8,486)	$(9,547)

Basic weighted average shares outstanding	21,001,444	20,268,717
Dilutive effect of stock options	—	—
Dilutive effect of restricted stock awards	—	—
Dilutive effect of performance share units	—	—

Diluted weighted average shares outstanding	21,001,444	20,268,717

Basic loss per share	$(0.40)	$(0.47)

Diluted loss per share	$(0.40)	$(0.47)

For the three months ended March 31, 2015, the calculation of diluted weighted average shares outstanding excludes i) the effect of performance share units representing a maximum of 1,245,212 shares of common stock, ii) options to purchase 1,754,054 shares of common stock and iii) unvested restricted stock awards of 461,721. For the three months ended March 31, 2014, the calculation of diluted weighted average shares outstanding excludes i) the effect of performance share units representing a maximum of 1,384,555 shares of common stock, ii) options to purchase 1,848,625 shares of common stock, iii) unvested restricted stock awards of 512,652.

Noncontrolling Interest

The Company owns a majority interest in its subsidiary that operates a manufacturing facility in Huiyang, China, and a noncontrolling interest holder owns 5% of this subsidiary. Noncontrolling interest is reported as a component of equity, and net income attributable to the noncontrolling interest is reported as a reduction from net income to arrive at net income attributable to the Company’s common stockholders.

Recently Issued Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (the “FASB”) issued a new accounting standard that requires deferred financing costs related to a recognized debt liability be presented in the balance sheet as a reduction of the related liability rather than as an asset. The Company will adopt the new standard in 2016 and begin to reclassify the Company’s deferred financing costs on its balance sheet from an asset to a reduction of long-term debt. As of March 31, 2015 and December 31, 2014, the balance of the Company’s asset for deferred financing costs was $12,356 and $13,115, respectively.

In June 2014, the FASB issued a new accounting standard that changes the criteria companies must use for the recognition of revenue and will affect the Company’s measurement, recognition and disclosures concerning revenue once the new standard is adopted. The Company will adopt the new standard as of January 1, 2017. As of the date of this Report, the Company is still evaluating the potential impact this standard will have on its consolidated financial statements upon adoption.

6

2. Merger Agreement with TTM Technologies, Inc.

On September 21, 2014, the Company, TTM Technologies, Inc., a Delaware corporation (“TTM”), and Vector Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of TTM (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will, subject to the satisfaction or waiver of the conditions therein, merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of TTM (the “Merger”). The Merger Agreement was adopted by the Company’s stockholders on December 16, 2014. Selling, general and administrative costs for the three months ended March 31, 2015, include $3,288 of professional fees and other expenses related to the Merger.

Pursuant to the terms of the Merger Agreement and subject to the conditions therein, at the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock issued and outstanding immediately prior to the Effective Time (other than shares (1) held in treasury of the Company, (2) owned by TTM or Merger Sub or (3) owned by stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be converted into the right to receive a combination of (a) 0.706 of validly issued, fully paid and nonassessable shares of TTM’s common stock (the “Stock Consideration”) and (b) $11.33 per share in cash (together with the Stock Consideration, the “Merger Consideration”). No fractional shares of TTM’s common stock will be issued in the Merger and the Company’s stockholders will receive cash in lieu of any fractional shares.

Pursuant to the terms of the Merger Agreement and subject to the conditions therein, at the Effective Time, the Company’s outstanding stock options will be cancelled and converted into the right to receive a combination of cash and stock with a combined value equal to the excess value, if any, of the Merger Consideration that would be delivered in respect of the number of shares of the Company’s common stock underlying such option over the exercise price for such option. The Company’s outstanding restricted stock awards will be converted into the Merger Consideration. The Company’s outstanding performance share units will vest based on the greater of 100% of the target payout and the payout that would have resulted based on the Company’s performance criteria, with each such vested performance share unit being exchanged for the Merger Consideration.

The completion of the Merger is subject to various closing conditions, including, among other things, i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), ii) the absence of any legal restraints or prohibitions on the consummation of the Merger and iii) receipt of approval of the Merger by the Committee on Foreign Investment in the United States (“CFIUS”). The obligation of each party to consummate the Merger is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions), the other party having performed in all material respects its obligations under the Merger Agreement and the other party not having suffered a material adverse effect.

The Merger Agreement contains customary representations, warranties and covenants made by each of the Company and TTM, including, among other things, covenants and agreements to conduct their respective businesses in the ordinary course in all material respects during the period between the execution of the Merger Agreement and completion of the Merger and not to engage in certain kinds of transactions during this period.

The Merger Agreement contains certain termination rights for each of the Company and TTM, including the right of each party to terminate the Merger Agreement if the Merger has not been consummated by June 21, 2015, subject to a three-month extension to September 21, 2015 at the election of either party if, on such date (such date as the same may be extended, the “Outside Date”), the Merger has not yet received antitrust approval, CFIUS approval or certain specified legal restraints are in place but all other closing conditions have been satisfied.

The Merger Agreement also provides that the Company will be entitled to receive from TTM a termination fee of $40,000 in the event that the Merger Agreement is terminated due to a failure to obtain regulatory approval.

7

The Company cannot give any assurance that the Merger and the other related transactions will be completed or that, if completed, they will be exactly on the terms as set forth in the Merger Agreement and the other related transaction agreements.

3. Inventories

The composition of inventories is as follows:

	March 31, 2015	December 31, 2014
Raw materials	$42,535	$44,582
Work in process	41,946	41,517
Finished goods	46,383	52,096

Total	$130,864	$138,195

Inventories are stated at the lower of cost or market using the first-in, first-out (“FIFO”) and average cost methods.

4. Property, Plant and Equipment

The composition of property, plant and equipment is as follows:

	March 31, 2015	December 31, 2014
Land and buildings	$165,683	$162,230
Machinery, equipment and systems	634,448	632,527
Leasehold improvements	99,517	98,721
Construction in progress	10,068	9,496

	909,716	902,974
Less: Accumulated depreciation	(500,157)	(487,367)

Total	$409,559	$415,607

5. Credit Facilities and Long-term Debt

The composition of long-term debt is as follows:

	March 31, 2015	December 31, 2014
Senior Secured Notes due 2019	$602,835	$603,008
Senior Secured 2010 Credit Facility	—	—
North America Mortgage Loans	9,921	10,435
Capital leases and other	726	565

	613,482	614,008
Less: Current maturities	(1,134)	(1,093)

	$612,348	$612,915

8

As of March 31, 2015, unamortized premium included in the carrying balance of the Senior Secured Notes due 2019 was $2,835.

As of March 31, 2015, there were no amounts outstanding under the Company’s various credit facilities, the Company had issued letters of credit totaling $2,409, and approximately $110,803 of the credit facilities were unused and available.

6. Restructuring and Impairment

As of March 31, 2015, the reserve for restructuring charges included $220 and $1,568 related to i) the 2011 closure of its Huizhou Facility and ii) plant shutdowns and downsizings which occurred in 2001 through 2005 as a result of the economic downturn that began in 2000 (the “2001 Restructuring”), respectively.

The following tables summarize changes in the reserve for restructuring charges for the three months ended March 31, 2015 and 2014:

	Three Months Ended March 31, 2015
	Reserve at 12/31/14	Net Charges	Cash Payments	Adjustments		Reserve at 3/31/15
Restructuring Activities:
Personnel and severance	$317	$—	$(11)	$—		$306
Lease and other contractual commitments	1,513	—	(46)	15	(a)	1,482

Total restructuring charges	$1,830	$—	$(57)	$15		$1,788

	Three Months Ended March 31, 2014
	Reserve at 12/31/13	Net Charges	Cash Payments	Adjustments		Reserve at 3/31/14
Restructuring Activities:
Personnel and severance	$1,587	$—	$—	$—		$1,587
Lease and other contractual commitments	1,240	273	(346)	12	(a)	1,179

Total restructuring charges	$2,827	$273	$(346)	$12		$2,766

(a)	Represents accretion of interest on discounted restructuring liabilities.

During the three months ended March 31, 2015, the Company incurred no restructuring charges. During the three months ended March 31, 2014, the Company incurred restructuring charges of $273 in its Printed Circuit Boards segment related to lease and moving costs for the relocation of its Anaheim, California manufacturing facility from a leased facility to a new facility owned by the Company.

9

7. Derivative Financial Instruments and Fair Value Measurements

Cash Flow Hedging Strategy

The Company uses foreign exchange forward contracts and cross-currency swaps that are designated and qualify as cash flow hedges to manage certain of its foreign exchange rate risks. The Company’s objective is to limit potential losses in earnings or cash flows from adverse foreign currency exchange rate movements. The Company’s foreign currency exposure arises from the transacting of business in currencies other than the U.S. dollar, primarily the Chinese Renminbi (“RMB”).

The Company enters into foreign exchange forward contracts and cross-currency swaps after considering estimated future use of foreign currencies, desired foreign exchange rate sensitivities and the foreign exchange rate environment. Prior to entering into a hedge transaction, the Company formally documents the relationship between hedging instruments to be used and the hedged items, as well as the risk management objective for undertaking the hedge transactions. The Company generally does not hedge its exposure to the exchange rate variability of future cash flows beyond the end of its next ensuing fiscal year.

The Company recognizes all such derivative contracts as either assets or liabilities in the balance sheet and measures those instruments at fair value through adjustments to other comprehensive income, current earnings, or both, as appropriate. Accumulated other comprehensive income as of March 31, 2015 and December 31, 2014, included net deferred loss on derivatives of $542 (net of taxes of $0) and $1,053 (net of taxes of $0), respectively, related to cash flow hedges.

The Company records deferred gains and losses related to cash flow hedges based on the fair value of open derivative contracts on the reporting date, as determined using a market approach and Level 2 inputs. Realized gains or losses from the settlement of foreign exchange forward contracts and cross-currency swaps are recognized in earnings in the same period the hedged foreign currency cash flow affects earnings. For the three months ended March 31, 2015 and 2014, a gain of $407 and a loss of $203 were recorded in cost of goods sold related to foreign currency cash flow hedges, respectively.

The following table summarizes the Company’s outstanding derivative contracts:

	March 31, 2015	December 31, 2014
Notional amount in thousands of Chinese RMB	1,350,000	1,800,000
Weighted average remaining maturity in months	4.6	6.1
Weighted average exchange rate per one U.S. Dollar	6.28	6.28

Fair Value of Measurements

The Company measures the fair value of assets and liabilities using a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows: Level 1—observable inputs such as quoted prices in active markets; Level 2—inputs, other than quoted market prices in active markets, which are observable, either directly or indirectly; and Level 3—valuations derived from valuation techniques in which one or more significant inputs are unobservable. In addition, the Company may use various valuation techniques, including the market approach, using comparable market prices; the income approach, using present value of future income or cash flow; and the cost approach, using the replacement cost of assets.

10

Financial Instruments Measured on a Recurring Basis

The following table sets forth, as of March 31, 2015 and December 31, 2014, the hierarchy of the Company’s financial asset (liability) positions for which fair value is measured on a recurring basis:

	March 31, 2015
	Level 1	Level 2	Level 3	Balance Sheet Classification
Available-for-sale investments in Savings Restoration Plan	$1,726	$—	$—	Prepaid expense and other
Cash flow hedges—deferred loss contracts	—	(542)	—	Accrued and other liabilities

	$1,726	$(542)	$—

	December 31, 2014
	Level 1	Level 2	Level 3	Balance Sheet Classification
Available-for-sale investments in Savings Restoration Plan	$1,429	$—	$—	Prepaid expense and other
Cash flow hedges—deferred loss contracts	—	(1,053)	—	Accrued and other liabilities

	$1,429	$(1,053)	$—

The Company has a savings restoration plan (the “Savings Restoration Plan”) to provide additional benefits to certain domestic employees who, due to limitations imposed by the Internal Revenue Code, are not eligible to receive the full employer matching contribution to the Company’s defined contribution retirement savings plan. The Savings Restoration Plan also allows for the voluntary deferral of certain compensation by eligible employees. Available-for-sale investments in the Savings Restoration Plan consist of investments in money market accounts and mutual funds invested in a rabbi trust, and are valued based on quoted prices in active markets (Level 1).

The Company records deferred gains and losses related to cash flow hedges based on the fair value of active derivative contracts on the reporting date, as determined using a market approach. As quoted prices in active markets are not available for identical contracts, Level 2 inputs are used to determine fair value. These inputs include quotes for similar but not identical derivative contracts, market interest rates that are corroborated with publicly available market information and third party credit ratings for the counter parties to the derivative contracts. When applicable, all such contracts covered by master netting agreements are reported net, with gross positive fair values netted with gross negative fair values by counterparty.

The Company did not have any transfers between levels during the three months ended March 31, 2015 and 2014.

11

Other Financial Instruments

In addition to cash flow hedges and available for sale investments in the Company’s Savings Restoration Plan, the Company’s financial instruments consist of cash equivalents, accounts receivable and long-term debt. For cash equivalents and accounts receivable, the carrying amounts approximate fair market value. The estimated fair values of the Company’s debt instruments as of March 31, 2015 and December 31, 2014, are as follows:

	March 31, 2015
	Fair Value	Carrying Amount	Balance Sheet Classification
Senior Secured Notes due 2019	$631,500	$602,835	Long-term debt, less current maturities
Senior Secured 2010 Credit Facility	—	—
North America Mortgage Loans	9,860	9,921	Long-term debt, including current maturities

	December 31, 2014
	Fair Value	Carrying Amount	Balance Sheet Classification
Senior Secured Notes due 2019	$634,878	$603,008	Long-term debt, less current maturities
Senior Secured 2010 Credit Facility	—	—
North America Mortgage Loans	10,288	10,435	Long-term debt, including current maturities

The Company determined the fair value of the Senior Secured Notes due 2019 using Level 1 inputs—quoted market prices for the notes. The Company determined the fair value of the North America Mortgage Loans using Level 2 inputs, and estimated the fair value based on discounted future cash flows using a discount rate that approximates the current effective borrowing rate for comparable loans.

8. Stock-based Compensation

Stock compensation expense recognized in the condensed consolidated statements of operations and comprehensive (loss) income was as follows:

	Three Months Ended March 31,
	2015	2014
Cost of goods sold	$127	$161
Selling, general and administrative	1,413	1,568

	$1,540	$1,729

Stock Options

The following table summarizes the stock option activity for the three months ended March 31, 2015 and 2014:

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	2015		2014
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,770,720	$23.40	1,869,124	$24.73
Granted	—	—	—	—
Exercised	(15,166)	14.23	—	—
Forfeited	(1,500)	20.88	(20,499)	19.70

Outstanding at March 31,	1,754,054	$23.48	1,848,625	$24.78

Options exercisable at March 31,	1,742,668	$23.54	1,720,221	$25.37

The following table summarizes information regarding outstanding stock options as of March 31, 2015:

	Outstanding			Exercisable
Exercise Price	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$ 12.66 to $15.30	111,415	3.31 years	$14.83	100,029	3.15 years	$14.90
$ 18.42 to $21.04	761,270	3.23 years	19.66	761,270	3.23 years	19.66
$ 21.88 to $24.00	840,594	2.09 years	21.89	840,594	2.09 years	21.89
$ 150.99	40,775	1.61 years	150.99	40,775	1.61 years	150.99

	1,754,054	2.65 years	$23.48	1,742,668	2.64 years	$23.54

Restricted Stock Awards

The following table summarizes restricted stock activity for the three months ended March 31, 2015 and 2014:

	2015		2014
	Shares	Weighted Average Grant Date Per Share Fair Value	Shares	Weighted Average Grant Date Per Share Fair Value
Nonvested at beginning of year	623,302	$15.09	576,042	$17.47
Granted	—	—	87,000	13.02
Vested	(158,081)	18.42	(148,386)	20.34
Forfeited	(3,500)	13.02	(2,004)	14.68

Nonvested at March 31,	461,721	$13.97	512,652	$15.89

As of the vesting date, the total fair value of restricted stock awards that vested during the three months ended March 31, 2015, was $2,618. On May 8, 2015, an additional 54,816 restricted stock awards are expected to vest in accordance with the terms of the original underlying grant agreements.

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Performance Share Units

For performance share units with market conditions, such as those that include performance conditions related to attaining a specific stock price, the grant date fair value of awards is expensed ratably over the requisite service period. For performance share units without market conditions, the grant date fair value of awards is expensed ratably over the requisite service period based on the probability of achieving the performance objectives, with changes in expectations recognized as an adjustment to earnings in the period of the change. Performance share units vest only if performance objectives are achieved, and vested shares may range from zero to 200% of the original grant, depending upon the terms of the respective awards and the actual results compared with the performance objectives.

No performance share units were granted during the three months ended March 31, 2015. During the three months ended March 31, 2014, the Company granted performance share units with market conditions and a weighted average per share fair value of $14.88 estimated using the Monte Carlo simulation model.

The following table summarizes performance share unit activity for the three months ended March 31, 2015 and 2014:

	2015		2014
	Share Units	Weighted Average Grant Date Per Share Fair Value	Share Units	Weighted Average Grant Date Per Share Fair Value
Outstanding, beginning of year	799,251	$15.84	558,113	$16.26
Granted at target	—	—	241,138	14.88
Vested	(68,544)	15.30	—	—
Forfeited	—	—	—	—

Outstanding, at March 31,	730,707	$15.89	799,251	$15.84

On February 7, 2015, 68,544 performance share units vested which, based upon the level of achievement attained, resulted in the issuance of 37,697 shares of common stock before share withholding for taxes.

9. Income Taxes

The Company’s income tax provision relates to i) taxes provided on its pre-tax earnings based on the effective tax rates in the jurisdictions where the income is earned and ii) other tax matters, including changes in tax-related contingencies and changes in the valuation allowance established for deferred tax assets. Taxes provided on pre-tax income relate primarily to the Company’s profitable operations in China. Because of substantial net operating loss carryforwards related to the U.S. and other tax jurisdictions, the Company has not recognized income tax benefits in those jurisdictions for these losses.

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For the three months ended March 31, 2015, the Company’s tax provision includes net expense of $2,648 related to pre-tax earnings, and a net expense of $309 related to other tax matters, including reversals of $322 of uncertain tax positions due to the lapse of the applicable statute of limitations. For the three months ended March 31, 2014, the Company’s tax provision includes net expense of $3,533 related to pre-tax earnings, and a net expense of $644 related to other tax matters.

10. Business Segment Information

The Company operates in two segments: i) Printed Circuit Boards and ii) Assembly. The Printed Circuit Boards segment consists of printed circuit board manufacturing facilities located in the United States, Canada and China. These facilities manufacture double-sided and multi-layer printed circuit boards and backpanels. The Assembly segment consists of assembly operations including backpanel assembly, printed circuit board assembly, cable assembly, custom enclosure fabrication, and full system assembly and testing. The assembly operations are conducted in manufacturing facilities in China and Mexico. Assets and liabilities of the Company’s corporate headquarters, along with those of its closed printed circuit board and assembly operations, have not been allocated and remain in “Other” for purpose of segment disclosures. Operating expenses of the Company’s corporate headquarters are allocated to each segment based on a number of factors, including relative sales contributions. Expenses related to the Merger are reported in “Other” for purpose of segment disclosures.

Total assets by segment are as follows:

	March 31, 2015	December 31, 2014
Printed Circuit Boards	$997,027	$984,949
Assembly	86,574	95,478
Other	43,171	55,078

Total assets	$1,126,772	$1,135,505

Net sales and operating income (loss) by segment, together with a reconciliation to loss before income taxes, are as follows:

	Three Months Ended March 31,
	2015	2014
Net sales to external customers:
Printed Circuit Boards	$265,787	$253,265
Assembly	38,841	42,647

Total	$304,628	$295,912

Intersegment sales:
Printed Circuit Boards	$3,634	$2,570
Assembly	—	—

Total	$3,634	$2,570

Operating income (loss):
Printed Circuit Boards	$10,545	$9,386
Assembly	(1,641)	(3,891)
Other	(3,288)	—

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	Three Months Ended March 31,
	2015	2014
Total	5,616	5,495
Interest expense, net	11,740	11,253
Amortization of deferred financing costs	759	655
Other, net	(1,527)	(1,233)

Loss before income taxes	$(5,356)	$(5,180)

11. Accumulated Other Comprehensive Income

Changes in accumulated other comprehensive income, by component, for the three months ended March 31, 2015 and 2014, were as follows:

	2015			2014
	Cash Flow Hedges (see Note 7)	Foreign Currency Translation	Total	Cash Flow Hedges (see Note 7)	Foreign Currency Translation	Total
Accumulated other comprehensive (loss) income at beginning of year	$(1,053)	$7,528	$6,475	$933	$7,528	$8,461

Other comprehensive (loss) income, net of tax and before reclassifications	918	—	918	(3,501)	—	(3,501)
Amounts reclassified from accumulated other comprehensive income, net of tax	(407)	—	(407)	203	—	203

Other comprehensive income (loss), net of tax,	511	—	511	(3,298)	—	(3,298)

Accumulated other comprehensive (loss) income at March 31,	$(542)	$7,528	$6,986	$(2,365)	$7,528	$5,163

Other comprehensive (loss) income for the three-month periods ended March 31, 2015 and 2014, was net of taxes of $0.

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